Exhibit 10.5

MULTIFAMILY LOAN AND SECURITY AGREEMENT

Dated as of May 2, 2025

Between

DEAN OWNER LLC,

as Borrower

and

MF1 CAPITAL LLC,

as Lender

i

ARTICLE 6	COVENANTS	17

6.01	Existence; Compliance with Applicable Law	17
6.02	Taxes and Other Charges	17
6.03	Litigation	18
6.04	Access to Property	18
6.05	Cooperate in Legal Proceedings	18
6.06	Award and Insurance Benefits	18
6.07	Further Assurances	19
6.08	Mortgage and Intangible Taxes	19
6.09	Financial Reporting; Tax Returns	19
6.10	Costs of Enforcement	20
6.11	Estoppel Statement	20
6.12	Leasing Matters	21
6.13	Management Agreement	22
6.14	Environmental Covenants	23
6.15	Alterations	24
6.16	OFAC	24
6.17	Embargoed Person	25
6.18	Liens	25
6.19	Dissolution	26
6.20	Zoning; No Joint Assessment	26
6.21	Name, Identity, Structure, or Principal Place of Business	26
6.22	ERISA	26
6.23	Material Agreements	27
6.24	Interest Rate Cap Agreement	27
6.25	Intentionally Omitted	28
6.26	Crowdfunding	28
6.27	Intentionally Omitted	28
6.28	Inclusionary Housing Program	29
6.29	Section 421-a Tax Benefits	30
6.30	Permanent Certificate of Occupancy	31
6.31	Required Equity	31
6.32	FRESH Declaration	31
6.33	Violations	32
6.34	Temporary Certificate of Occupancy	32
6.35	The Project	33
6.36	Radon	33

ARTICLE 7	TRANSFERS OF THE MORTGAGED PROPERTY OR INTERESTS IN BORROWER	34

7.01	No Sale/Encumbrance	34
7.02	Permitted Equity Transfers	35
7.03	Additional Conditions	36
7.04	Lender’s Rights	37

ARTICLE 8	CASH MANAGEMENT	37

8.01	Establishment of Account	37
8.02	Deposits into Accounts	37
8.03	Disbursements	38
8.04	Other Matters	39
8.05	Account Name and Characteristics	39
8.06	Deficiencies	39
8.07	Funds in Accounts as Security for the Loan	39
8.08	Default	40
8.09	Fees and Expenses	40
8.10	Borrower Distributions; Acknowledgment	40

ARTICLE 9	INSURANCE; CASUALTY; CONDEMNATION	41

9.01	Insurance	41
9.02	Casualty	41
9.03	Condemnation	41
9.04	Restoration	42

ARTICLE 10	DEFAULTS	46

10.01	Events of Default	46
10.02	Remedies	49
10.03	Remedies Cumulative; Waivers	51

ARTICLE 11	SECONDARY MARKET TRANSACTIONS; SERVICING	51

11.01	Sale of Notes and Securitization	51
11.02	Securitization Indemnification	52
11.03	Servicer	53
11.04	Severance of Loan; Senior Mezzanine Option	53
11.05	REMIC Savings Clause	55

ARTICLE 12	MISCELLANEOUS	55

12.01	Survival	55
12.02	Lender’s Discretion	55
12.03	Governing Law	56
12.04	Modification, Waiver in Writing	56
12.05	Delay Not a Waiver	56
12.06	Notices	56
12.07	Trial by Jury	57
12.08	Headings	57
12.09	Severability	57
12.10	Preferences	58
12.11	Waiver of Notice	58
12.12	Remedies of Borrower	58
12.13	Expenses; Indemnity	59

12.14	Applicable Law	60
12.15	Taxes	61
12.16	Schedules and Exhibits Incorporated	62
12.17	Offsets, Counterclaims and Defenses	62
12.18	No Joint Venture or Partnership; No Third Party Beneficiaries	62
12.19	Publicity	62
12.20	Waiver of Marshalling of Assets	63
12.21	Waiver of Counterclaim	63
12.22	Conflict; Construction of Documents; Reliance	63
12.23	Brokers and Financial Advisors	64
12.24	Prior Agreements	64
12.25	Uniform Commercial Code Security Agreement	64
12.26	Certain Additional Rights of Lender (VCOC)	64
12.27	Joint and Several Liability	65

ARTICLE 13	MEZZANINE LOAN	65

13.01	Mezzanine Loan Notice	65
13.02	Mezzanine Loan Estoppels	65
13.03	Mezzanine Intercreditor	66
13.04	Direction of Mezzanine Borrower	66
13.05	Notices from Mezzanine Lender	66
13.06	Disbursement to Mezzanine Lender	66

MULTIFAMILY LOAN AND SECURITY AGREEMENT

THIS MULTIFAMILY LOAN AND SECURITY AGREEMENT, dated as of May 2, 2025 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between MF1 CAPITAL LLC, a Delaware limited liability company, having an address at 41 Madison Avenue, 41st Floor, New York, New York 10010 (together with its successors and/or assigns, “Lender”) and DEAN OWNER LLC, a Delaware limited liability company having an address at 4611 12th Avenue, Suite 1L, Brooklyn, New York 11219 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1    DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.01	Definitions. Capitalized terms not otherwise defined in the body of this Agreement will have the meanings set forth in the Definitions Schedule attached as Schedule 1 to this Agreement.

1.02

Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein will be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2    GENERAL LOAN TERMS

2.01

Loan Terms. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date. The Loan will be evidenced by the Note and will bear interest and be paid in accordance with the payment terms set forth in the Note and this Agreement. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.02

Use of Proceeds. Borrower will use the proceeds of the Loan only to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) make initial deposits into the Reserve Accounts on the Closing Date in the amounts provided herein, (c) pay costs, fees and expenses incurred in connection with the closing of the Loan, as approved by Lender, (d) return equity to Borrower, and (e) fund any working capital requirements of the Property; provided that Borrower shall use each applicable Additional Advance solely for the purposes contemplated by Section 2.03 of the Mezzanine Loan Agreement.

2.03	Loan Advances.

(a)    Borrower shall receive, on the date hereof, one borrowing hereunder with respect to the Note in the amount shown on Lender’s settlement statement prepared in connection with the closing of the Loan.

(b)    No additional advances are available to Borrower in connection with the Loan.

2.04	Interest; Required Payments.

(a)    Interest. From and after the date hereof, interest on the Outstanding Principal Balance shall accrue at the Interest Rate and be payable as hereinafter provided. Upon the occurrence and during the continuance of an Event of Default, interest on the Outstanding Principal Balance and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

(i)    On the date hereof, Borrower shall pay to Lender an amount equal to interest only on the Outstanding Principal Balance for the Interest Period in which the Closing Date occurs;

(ii)    On the Payment Date occurring in June, 2025 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall pay to Lender the Monthly Payment Amount; and

(iii)    Borrower shall pay the entire outstanding Debt to Lender on the Maturity Date.

(b)    So long as no Event of Default then exists, all payments made hereunder will be applied (i) first to amounts due and payable with respect to the Loan other than principal and interest (but including interest at the Default Rate), and then (ii) to accrued and unpaid interest at the Interest Rate, and then (iii) to the Outstanding Principal Balance.

(c)    Interest on the Outstanding Principal Balance shall be calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) the Interest Rate divided by three hundred sixty (360) by (iii) the Outstanding Principal Balance.

(d)    Payments will be paid by Borrower, without set-off or counterclaim, by wire transfer to Lender at Lender’s office or such other location or account as Lender may specify to Borrower from time to time, in federal or other immediately available funds in lawful money of the United States of America, not later than 2:00 p.m., New York City time, on each Payment Date. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day.

(e)    If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (i) five percent (5%) of such unpaid sum or (ii) the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by Applicable Law.

(f)    If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Debt which is less than all amounts due and payable at such time, then Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender (unless otherwise required by Applicable Law), in Lender’s sole but reasonable discretion (provided, however, if an Event of Default occurs or is continuing, then such determination shall be made in Lender’s sole and absolute discretion). Neither Lender’s acceptance of an amount that is less than all amounts then due and payable, nor Lender’s application of such payment in the manner authorized, will constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction. Notwithstanding the application of any such amount to the Debt, Borrower’s obligations under this Agreement, the Note and all other Loan Documents will remain unchanged.

2.05	Prepayments.

(a)    Voluntary Prepayments. Except as otherwise expressly provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date. On the Payment Date occurring in August, 2025 (the “Permitted Prepayment Date”) or on any Business Day thereafter, Borrower may, at its option and upon ten (10) Business Days’ prior written notice to Lender, prepay the Loan in whole, but not in part, provided that such prepayment is accompanied by (i) (1) if such prepayment occurs on any day during the calendar month on or prior to the eleventh (11th) day of such calendar month, all interest which would have accrued on the amount of the Loan through and including the last day of the Interest Period in which such prepayment occurs, or (2) if such prepayment occurs on any day during a calendar month on or after the twelfth (12th) day of such calendar month through and including the last day of such calendar month, all interest which would have accrued on the amount of the Loan through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, unless such interest is paid to Lender as part of the Yield Maintenance Premium (if any), (ii) all other sums due and payable under this Agreement and the other Loan Documents (including all of Lender’s costs and expenses incurred thereby in connection with such prepayment), (iii) the Yield Maintenance Premium (if any) applicable to such payment and (iv) a voluntary prepayment in full of the Mezzanine Loan pursuant to Section 2.05(a) of the Mezzanine Loan Agreement. For the avoidance of doubt, the Yield Maintenance Premium are earned as of the Closing Date, and immediately due and payable in connection with the repayment in full of the Debt and/or in the event the Debt is accelerated after the occurrence of an Event of Default. For the sake of clarity, Lender shall not be required to accept any repayment in full of the Loan without a simultaneous repayment in full of the Mezzanine Loan.

(b)    Mandatory Prepayments. On each date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property, Borrower shall prepay the Outstanding Principal Balance together with all interest which would have accrued on the amount of the Loan through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period related to such Payment Date) in an amount equal to one hundred percent (100%) of such Net Proceeds. Provided that on the date of the related Casualty or Condemnation no Event of Default has occurred and is continuing, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this clause (b).

(c)    If, following an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default, Borrower shall pay, in addition to the Debt, (i) (A) with respect to any prepayment made or due prior to the Permitted Prepayment Date (it being agreed that such tender or recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.05(a) above), an amount equal to the greater of (1) two percent (2%) of the outstanding principal amount of the Loan to be prepaid or satisfied or (2) the Yield Maintenance Premium or (B) with respect to any prepayment made or due on or after the Permitted Prepayment Date, an amount equal to the Yield Maintenance Premium, and (ii) all interest which would have accrued on the amount of the Loan through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period related to such Payment Date).

(d)    Upon payment in full of the Debt in accordance with the terms and provisions of this Agreement and the other Loan Documents, Lender shall execute and deliver to Borrower, upon the written request and at the expense of Borrower, such documents as may be necessary to release the lien of the Security Instrument in form and content reasonably acceptable to Lender. In addition, if permitted by Applicable Law, including, without limitation, Section 275 of the Real Property Law of the State of New York, Borrower may, upon prior written notice, request, that, upon the indefeasible repayment in full of the Debt, Lender prepare and deliver, at the sole cost and expense of Borrower (including, without limitation, payment of Lender’s reasonable legal fees and expenses and then customary administrative fee in connection therewith), to the person or entity making such payment (but not to Borrower or a nominee of Borrower), an assignment in form and substance reasonably acceptable to Lender, without recourse, representation or warranty, of Lender’s right, title and interest in the Note and the Security Instrument.

(e)    Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall Borrower permit Mezzanine Borrower or any other Person to repay (which shall be deemed to include any prepayment in connection with any acceleration of the Mezzanine Loan and any acquisition of the Mezzanine Loan by any Affiliate of Mezzanine Borrower or Guarantor) the Mezzanine Loan, in whole or in part, unless the Debt is contemporaneously repaid in full in accordance with the applicable terms and conditions of this Agreement. Borrower’s failure to comply with the foregoing shall, at Lender’s option, constitute an Event of Default hereunder.

2.06

Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.07

Breakage Indemnity. Borrower shall indemnify Lender against any Losses which Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Payment Date and (ii) any failure to pay the Debt or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise). Lender shall deliver to Borrower a statement for any such sums which it or any Lender is entitled to receive pursuant to this Section 2.07, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.07 are in addition to Borrower’s obligations to pay any Yield Maintenance Premium applicable to a payment or prepayment of the Outstanding Principal Balance.

ARTICLE 3    EXCULPATION

3.01

Non-Recourse. Except as otherwise provided herein, in the Security Instrument or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note or the Security Instrument by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instrument, the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Security Instrument and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note and the Security Instrument, agrees that it shall not, except as otherwise provided herein or in the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instrument or the other Loan Documents. The provisions of this Section 3.01 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instrument or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty and the Completion Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Security Instrument, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases and rents contained in the Security Instrument; (vi) impair the right of Lender to enforce the provisions of Section 10.02 of the Security Instrument or Sections 6.08, 6.22 and 11.02 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against the Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Security Instrument; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

3.02

Loss Carveouts. Notwithstanding the provisions of Section 3.01 to the contrary, Borrower shall be personally liable to Lender for the Losses Lender incurs arising out of or in connection with the following:

(a)    willful misconduct, material misrepresentation or failure to disclose a material fact by Borrower, SPC Party, Guarantor, Sponsor or any Borrower Party in connection with the Loan;

(b)    Borrower’s misapplication or misappropriation of any Additional Advance, Security Deposits, Rents, Payments (as defined in the Collateral Assignment of Interest Rate Cap Agreement), Insurance Proceeds or Awards, provided, however, that any funds applied by Borrower pursuant to the terms and conditions of the Loan Documents shall not be considered “misapplied” or “misappropriated” for the purposes of this subsection (b);

(c)    Borrower’s failure to pay Taxes (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 4.01 hereof), Other Charges, charges for labor or materials or other charges that can create a Lien on the Property, in each case to the extent revenue from the Property is sufficient to pay such amounts;

(d)    Borrower’s failure to maintain insurance as required under the Loan Documents (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 4.02 hereof) to the extent revenue from the Property is sufficient to pay such amounts;

(e)    the removal or disposal of any Personal Property from the Property by Borrower, SPC Party, Guarantor, Sponsor or any Borrower Party and not replaced with Personal Property of the same utility and of the same or greater value (unless such removed or disposed of Personal Property (i) is obsolete, worn out or damaged, (ii) is no longer required for use in connection with the operation, management, maintenance or business conducted at the Property and (iii) has a de minimis value);

(f)    any act of waste or arson by Borrower, SPC Party, Guarantor, Sponsor or any Borrower Party;

(g)    without the prior written consent of Lender to the extent required pursuant to the Loan Documents, Borrower entering into any amendment, extension, modification or termination of any Major Lease;

(h)    the breach of any representation, warranty, covenant or indemnification provision in this Agreement, in the Environmental Indemnity or in the other Loan Documents concerning Environmental Laws and Hazardous Materials and any indemnification of Lender with respect thereto in any Loan Document;

(i)    Borrower’s failure to pay all transfer and recording taxes due to any Governmental Authority in the event of a foreclosure of the Property, deed in lieu or other transfer of the Property to Lender or Lender’s designee; provided, however, that Borrower shall not be liable under this clause (i) if (A) Lender makes a written request to Borrower to structure and effectuate a foreclosure, deed in lieu of foreclosure or other transfer of the Property or a direct or indirect interest in Borrower designed to minimize or obviate such transfer and/or recording taxes and (B) within thirty (30) days of such request (or such longer period as provided in Lender’s written request), Borrower cooperates with Lender to structure and effectuate the same;

(j)    Borrower fails to comply with the provisions of Section 8.02;

(k)    Borrower’s failure to cooperate in transferring any Licenses requested by Lender in connection with any foreclosure of the Property, deed in lieu or other transfer of the Property to Lender or Lender’s designee;

(l)    if, after the occurrence of a Casualty, the Property cannot be restored to the condition it existed prior to such Casualty or used for the same purposes as it was being used prior to such Casualty, in each case, pursuant to Applicable Law and zoning regulations or the ZLDA;

(m)    the failure to purchase or replace (as applicable) any Interest Rate Cap Agreement or replacement Interest Rate Cap Agreement (as applicable), in each case, as and when required by the terms hereof;

(n)    Borrower or SPC Party defaults under Section 5.02, other than defaults which result in a substantive consolidation of Borrower or SPC Party with any other Person in a bankruptcy or similar proceeding (which are covered below);

(o)    Borrower’s, SPC Party’s, any Guarantor’s, Sponsor’s or any Borrower Party’s delay, interference with or frustration of, or failure to cooperate with, Lender’s exercise of rights and remedies provided under the Loan Documents after the occurrence of an Event of Default (including, without limitation, any interference with the new Property owner’s ability to obtain or maintain the 421-a Tax Benefits following a foreclosure, deed-in-lieu thereof, or similar exercise of Lender’s remedies), subject to the right of Borrower to raise in good faith any counterclaim it may have under the Applicable Law;

(p)    (i) once the TCO Condition has occurred, any failure of the Property to thereafter have a TCO or a Permanent CO in effect or (ii) any breach by Borrower of any representation, warranty or covenant contained in Section 6.30 and/or 6.34 hereof;

(q)    (i) the Property fails to qualify for the 421-a Tax Benefits in accordance with the terms of this Agreement; (ii) after the Property obtains its 421-a Tax Benefits, the Property fails to maintain its 421-a Tax Benefits; (iii) Borrower breaches, fails to comply with the terms of, or otherwise fails to perform its obligations under the Restrictive Declaration, the Regulatory Agreement, the 421-a Tax Benefits Program, and/or applicable Rent Regulations; and/or (iv) any breach or violation by Borrower of the representations and/or covenants contained in Sections 5.01-40 and/or 5.01-44 of Schedule 2 hereto or Sections 6.28 and/or 6.29 hereof;

(r)    intentionally omitted;

(s)    intentionally omitted;

(t)    any breach by Borrower of any representation, warranty or covenant contained in Section 6.33 hereof;

(u)    in the event of a Condemnation, if any portion of the Property is lying within the bed or any street, avenue, parkway, expressway, park, public place or catch-basin as said street, avenue, parkway, expressway, park, public place or catch-basin is shown on the “present City map” as such term is used in each of the documents recorded at Reel 2320 Page 1453, Reel 615 Page 1800 and Reel 3172 Page 2246; or

(v)    the existence of any Violations.

3.03

Full Recourse Carveouts. Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Section 3.01 above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower in the event that:

(a)    Borrower or SPC Party defaults under Section 5.02 which default results in a substantive consolidation of Borrower or SPC Party with any other Person in a bankruptcy or similar proceeding;

(b)    any default occurs under Article 7 hereof (other than defaults resulting from a failure to pay Taxes or Other Charges or charges for labor or materials or other charges that can create a Lien on the Property, in each case, that are covered in Section 3.02(c) hereof);

(c)    a Bankruptcy Event occurs;

(d)    Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary Lien encumbering the Property;

(e)    any Borrower Party commits fraud in connection with the Loan;

(f)    Borrower fails to use commercially reasonable efforts to provide a fully-executed Restricted Account Agreement in accordance with Section 8.02 hereof within thirty (30) days from receipt of written notice from Lender that a Trigger Event has occurred, and such failure continues for an additional thirty (30) days from receipt of written notice from Lender of such failure;

(g)    (i) if Borrower, Mezzanine Borrower or any Affiliate of Borrower or Mezzanine Borrower causes Borrower, Mezzanine Borrower and/or any SPC Party to amend or otherwise modify its organizational documents in order to amend or repeal its election to be governed by Article 8 of the UCC; or (ii) if Borrower, Mezzanine Borrower or any Affiliate of Borrower or Mezzanine Borrower causes any termination or cancellation of any or all of the limited liability company membership certificates evidencing Mezzanine Borrower’s one hundred percent (100%) aggregate ownership interest in Borrower and any SPC Party, as delivered to Lender on the date hereof in connection with the Pledge Agreement;

(h)    Borrower amends, modifies, terminates, surrenders or cancels the Restrictive Declaration and/or the Regulatory Agreement, in each case, without Lender’s prior written consent;

(i)    (i) Borrower amends, modifies, terminates, surrenders or cancels the FRESH Declaration without Lender’s prior written consent or (ii) any breach by Borrower, any Affiliate of Borrower, or the Property of any representation, warranty or covenant contained in Section 6.32 hereof and/or in Section 5.01-42 of Schedule 2 hereto; or

(j)    Borrower fails to satisfy the TCO Condition within sixty (60) days from and after the date hereof (provided, however, so long as Borrower is diligently pursuing a TCO from the applicable Governmental Authority with respect to all the Improvements at the Property, then such sixty (60) day period shall be extended for an additional thirty (30) days so long as Borrower continues to so diligently pursue such TCO, but in no event shall such extended period exceed ninety (90) days after the date hereof).

3.04

Additional Recourse Liability. Notwithstanding the provisions of Section 3.01 to the contrary, Borrower shall be personally liable to Lender (and, with respect to liability for the events described below, the agreement of Lender not to pursue recourse liability as set forth in Section 3.01 above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be recourse to Borrower, in each case, only to the extent of Borrower’s personal liability for the applicable obligation described in this Section 3.04) in the event that:

(a)    Borrower fails to make any Balancing Event Payment pursuant to the terms of this Agreement, provided that Borrower’s liability under this clause (a) shall be limited to the amount of such Balancing Event Payment not made pursuant to the terms of this Agreement;

(b)    Borrower fails to make any Shortfall Reserve Account Replenishment Deposit pursuant to the terms of this Agreement, provided that Borrower’s liability under this clause (b) shall be limited to the amount of such Shortfall Reserve Account Replenishment Deposit not made pursuant to the terms of this Agreement;

(c)    Borrower fails to make any Tax Reserve Account Replenishment Deposit pursuant to the terms of this Agreement, provided that Borrower’s liability under this clause (c) shall be limited to the amount of such Tax Reserve Account Replenishment Deposit not made pursuant to the terms of this Agreement; or

(d)    Borrower fails to make any Radon Reserve Deposit pursuant to the terms of this Agreement, provided that Borrower’s liability under this clause (a) shall be limited to the amount of such Radon Reserve Deposit not made pursuant to the terms of this Agreement.

3.05

Tax Payment Obligation. Notwithstanding the provisions of Section 3.01 to the contrary, Borrower shall be personally liable to Lender (and, with respect to liability for the events described below, the agreement of Lender not to pursue recourse liability as set forth in Section 3.01 above SHALL BECOME NULL AND VOID and shall be of no further force and effect), for the prompt payment as and when due of (i) the payment of the positive difference (if any) between the actual Taxes due as of July, 2025 and the amount of funds in the Tax Reserve Account, and (ii) the payment of the positive difference (if any) between the actual Taxes due as of December, 2025 and the amount of funds in the Tax Reserve Account.

3.06

Miscellaneous. Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instrument or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instrument and the other Loan Documents.

ARTICLE 4    RESERVES

4.01

Tax Reserve Account. Borrower shall (i) on the Closing Date, deposit with Lender the applicable amount shown on Lender’s settlement statement (if any), and (ii) on each Payment Date, deposit with Lender the amount that Lender estimates will be necessary in order to accumulate (calculated together with the initial deposit made on the Closing Date, any Unabated Tax Reserve Additional Advance made in accordance with Section 2.03(d) of the Mezzanine Loan Agreement and projected monthly deposits thereafter) sufficient funds to pay, at least thirty (30) days prior to their respective due dates, all Taxes due within the ensuing twelve (12) months. Such amounts, together with any Unabated Tax Reserve Additional Advances made by Lender pursuant to Section 2.03(d) of the Mezzanine Loan Agreement, will be held in a deposit account established by Lender (the “Tax Reserve Account”). For the avoidance of doubt, Lender shall not take into account the 421-a Tax Benefits when estimating Taxes until such time as the applicable benefits are in place at the Property as evidenced on the tax bills received by Lender. Following Lender’s receipt of the tax bills evidencing that the Property is benefiting from the 421-a Tax Benefits, Lender shall rebalance the funds in the Tax Reserve Account to take into account such 421-a Tax Benefits and pay to Borrower (or, during the continuation of a Trigger Event, to the Cash Management Account) any funds in the Tax Reserve Account that Lender calculates in its reasonable discretion to be in excess of the amounts required to be deposited in the Tax Reserve Account. Provided no Event of Default shall then exist, Lender will apply the funds in the Tax Reserve Account to payments of the Taxes for which such funds have been reserved. In making any such payment, Lender may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy thereof. If Lender so elects at any time, Borrower shall provide, at Borrower’s expense, a tax service contract for the term of the Loan issued by a tax reporting agency acceptable to Lender. If Lender does not so elect, Borrower shall reimburse Lender for the cost of making annual tax searches throughout the term of the Loan. Additionally, if at any time Lender determines that the funds available in the Tax Reserve Account will not be sufficient to pay for all applicable Taxes by the date(s) required therefor, then Borrower shall deposit the shortfall amount determined by Lender into the Tax Reserve Account within ten (10) days of written notice from Lender (each such deposit required pursuant to this sentence, a “Tax Reserve Account Replenishment Deposit”), which amounts will be held in the Tax Reserve Account and applied in accordance with this Section 4.01.

4.02	Insurance Reserve Account.

(a)    Borrower shall (i) on the Closing Date, deposit with Lender the applicable amount shown on Lender’s settlement statement (if any), and (ii) on each Payment Date, deposit with Lender the amount that Lender estimates will be necessary in order to accumulate (together with the initial deposit made on the Closing Date and projected monthly deposits thereafter) sufficient funds to pay, at least thirty (30) days prior to its expiration, all Insurance Premiums due within the ensuing twelve (12) months (the “Monthly Insurance Deposit”). Such amounts will be held in a deposit account established by Lender (the “Insurance Reserve Account”). Provided no Event of Default shall then exist, Lender will apply the funds in the Insurance Reserve Account to payments of Insurance Premiums for Policies. In making any such payment, Lender may do so according to any bill, statement or estimate procured from an insurer or agent without inquiry into the accuracy thereof.

(b)    Notwithstanding the foregoing, Borrower shall not be required to make the Monthly Insurance Deposit as set forth above, provided that (w) no Event of Default shall have occurred and be continuing, (x) the Policies maintained by Borrower covering the Property are part of a blanket or umbrella policy approved by Lender in its reasonable discretion pursuant to Section 9.01 hereof, including, without limitation, approval of the schedule of locations and values, (y) Borrower provides Lender evidence of renewal of such Policies pursuant to Section 9.01 hereof, and (z) Borrower provides Lender paid receipts for the payment of the Insurance Premiums by no later than ten (10) Business Days prior to the expiration dates of the Policies. Borrower shall immediately commence making all Monthly Insurance Deposits, as required pursuant to this Section 4.02, within ten (10) days after receipt of written notice from Lender of Borrower’s failure to comply with items (w), (x), (y) or (z) above, which such notice shall instruct Borrower to immediately commence making all Monthly Insurance Deposits.

4.03

Capital Expenditures Reserve Account. Borrower shall, on each Payment Date, deposit with Lender an amount equal to $5,000.00. Such amounts will be held in a deposit account established by Lender (the “Capital Expenditure Reserve Account”). Amounts so deposited with Lender shall be disbursed as provided in Section 4.05 below only for the payment of Approved Capital Expenditures.

4.04	Intentionally Omitted.

4.05

Disbursements from the Reserve Item Accounts. Lender shall disburse funds from the Capital Expenditure Reserve Account and/or the Future TI/LC Reserve Account for the payment of costs and expenses incurred in connection with an applicable Reserve Item, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender (together with evidence required by Lender to evidence satisfaction of the conditions set forth in this Section 4.05) at least fifteen (15) Business Days prior to the date on which Borrower requests such payment be made and specifies the Reserve Item for which such payment is requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default exists; (c) Lender shall have received (i) prior to the first request for a disbursement from a Reserve Account (and prior to any subsequent request for a disbursement where the authorized representative of Borrower has changed), a certificate of authority, signed by a Responsible Officer of Borrower, indicating the representative of Borrower that is authorized to make such request, and (ii) for each request for disbursement from a Reserve Account, a Disbursement Certificate with all blanks completed and applicable attachments included; (d) Borrower shall have delivered to Lender copies of all applicable Leases, commission/fee agreements, bills, invoices, receipts and other documentation required by Lender with respect to the Reserve Item for which the disbursement is sought; (e) with respect to Approved Leasing Expenditures, Lender shall have approved the proposed Lease to which the requested disbursement relates (including any applicable commission/fee agreements); and (f) if requested by Lender, Borrower shall furnish Lender with a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender. Lender shall not be required to make disbursements from the Reserve Accounts (other than the Tax Reserve Account or the Insurance Reserve Account, which shall not be so limited) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount. No funds shall be disbursed from a Reserve Account for the payment of a Reserve Item for which funds have been reserved in a different Reserve Account (or for a Reserve Item for which no funds have been reserved). Any amount remaining in a Reserve Account after the Debt has been paid in full shall be returned to Borrower.

4.06

Accounts Generally. If at any time Lender determines that the funds available in any Reserve Account will not be sufficient to pay for the cost or expense for which such funds have been required to be deposited with Lender hereunder by the date required therefor, or if Lender reasonably determines (based on the then-current Approved Annual Budget or on review of a physical conditions report for the Property, among other sources) to reassess its estimate of the amount necessary to be reserved for any such costs or expenses, then, at Lender’s option, Borrower shall increase its monthly payments to Lender with respect to the applicable Reserve Account(s) by the amount that Lender so notifies Borrower is required and/or deposit the shortfall amount determined by Lender into the applicable Reserve Account(s) within ten (10) days of notice from Lender. The insufficiency of any balance in any Reserve Account shall not relieve Borrower from its obligations under the Loan Documents. Subject to the terms and conditions of this Agreement, the Cash Management Account, the Restricted Account, and the Reserve Accounts shall be under the sole dominion and control of Lender (which dominion and control may be exercised by Servicer), Lender and Servicer shall have the sole right to make withdrawals from such accounts (without limiting the terms and conditions of this Agreement or the Restricted Account Agreement), and all costs and expenses for establishing and maintaining such accounts shall be paid by Borrower. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Accounts, and all sums now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts shall constitute additional security for the Debt. The provisions of this Section 4.06 are intended to give Lender and/or Servicer “control” of the Reserve Accounts within the meaning of the UCC. Lender may replace such accounts or establish new accounts from time to time in its sole discretion, and Borrower hereby agrees that it shall take all action necessary to facilitate the transfer of the respective obligations, duties and rights of any applicable bank to the successor thereof selected by Lender in its sole discretion. Lender or Servicer will direct the bank where Reserve Accounts are established from time to time to hold all funds in an interest bearing Eligible Account at a money market rate customarily offered by such bank (provided, however, that in no event shall Lender (or any Servicer) be required to select any particular interest-bearing account or an account or investment that yields the highest rate of interest or other earnings, and interest paid or payable with respect to any such account may not be based on the highest rate of interest payable by such bank on deposits and shall not be calculated based on any particular external interest rate or interest rate index, nor shall any such interest reflect the interest rate utilized by Lender or such bank or institution to calculate interest payable on deposits held with respect to any particular loan or borrower or class of loans or borrowers, and Lender shall have no liability with respect to the amount of interest paid and/or loss of principal). Any interest or other earnings which may accrue on the amounts held in Reserve Accounts (other than the Tax Reserve Account and the Insurance Reserve Account, which earnings shall be retained by Lender (or at Lender’s election, its Servicer or any other designee of Lender)) shall be added to the applicable Reserve Account and be allocated and/or disbursed in accordance with the terms hereof applicable to such Reserve Account. Borrower shall be responsible for paying any and all taxes payable with respect to any such interest or other earnings on funds held in a Reserve Account. The funds in the Reserve Accounts shall not constitute trust funds and may be held in Lender’s name and commingled with other monies held by Lender.

4.07

Radon Reserve Account. Within five (5) Business Days of the occurrence of a Radon Reserve Deposit Event, Borrower shall deposit with Lender an amount equal to one hundred twenty five percent (125%) of radon mitigation costs as determined by an environmental professional engaged by, and reasonably acceptable to, Lender (such deposit, the “Radon Reserve Deposit”). Such amounts will be held in a deposit account established by Lender (the “Radon Reserve Account”). Provided that no Event of Default then exists, upon receipt of satisfactory evidence that the Radon Requirements Satisfaction Event has occurred, Lender shall disburse the funds in the Radon Reserve Account to Borrower (or, if a Trigger Event then exists, to the Cash Management Account).

4.08	Shortfall Reserve Account.

(a)    On the Closing Date, Borrower shall deposit with Lender an amount equal to $4,250,000.00 into a deposit account established by Lender (the “Shortfall Reserve Account”). In addition, Lender shall deposit any Shortfall Additional Advance made pursuant to Section 2.03 of the Mezzanine Loan Agreement into the Shortfall Reserve Account. Furthermore, in the event that (i) the balance of the Shortfall Reserve Account is ever drawn below $2,000,000.00 and (ii) at such time, Borrower does not qualify for the making of the Shortfall Additional Advance pursuant to Section 2.03 of the Mezzanine Loan Agreement (whether because Borrower has failed to satisfy the conditions precedent to the making of such Shortfall Additional Advance, because the Maximum Shortfall Additional Advance Amount has already been fully disbursed to Borrower, because the applicable Additional Advance End Date has occurred, or otherwise), Borrower shall, on or prior to the following Payment Date, deposit with Lender an amount sufficient to cause the balance of the Shortfall Reserve Account to be equal to $4,250,000.00 (each such deposit, a “Shortfall Reserve Account Replenishment Deposit”), which amounts will be held in the Shortfall Reserve Account.

(b)    Lender shall make disbursements from the Shortfall Reserve Account for the payment of (i) all or part of any Monthly Payment Amount and/or (ii) operating expenses for the Property, as applicable, in each case, if and only to the extent there is insufficient cash flow from the Property since the most recent Payment Date to make such Monthly Payment Amount and/or operating expenses for the Property, as applicable (provided that insufficiency of funds in the Shortfall Reserve Account available for disbursement shall not relieve Borrower from its obligation to make any payment under this Agreement or any other Loan Document) upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall include a calculation of all cash flow (including, without limitation, any payments received from the Interest Rate Cap Agreement) and operating expenses for the Property for the prior 12-month period ending with the previous full calendar month, and detailing the cash flow shortfall that occurred since the most recent Payment Date; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist; and (iii) with respect to any requested disbursement in respect of operating expenses for the Property, such disbursement shall be used solely for the payment of items set forth in the Approved Annual Budget for the applicable calendar month (or as otherwise approved by Lender in writing). Lender shall not be required to make disbursements from the Shortfall Reserve Account more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount.

(c)    Notwithstanding anything to the contrary in this Section 4.08, upon the occurrence of the Shortfall Reserve Account Release Date, provided no Event of Default has occurred and is continuing, Lender shall, upon Borrower’s written request, disburse all amounts in the Shortfall Reserve Account to Borrower (or, during the continuation of a Trigger Event, to the Cash Management Account) and this Section 4.08 shall become null and void and shall be of no further force and effect.

4.09

Future TI/LC Reserve Account. Borrower shall, on the Future TI/LC Reserve Account Initial Deposit Date and on each Payment Date thereafter, deposit with Lender an amount equal to $1,675.00. Such amounts will be held in a deposit account established by Lender (the “Future TI/LC Reserve Account”). In addition, Lender shall deposit the TI/LC Final Advance, if any, pursuant to Section 2.03(e) of the Mezzanine Loan Agreement into the Future TI/LC Reserve Account. Amounts so deposited with Lender (such amounts, the “Future TI/LC Reserve Funds”) shall be disbursed as provided in Section 4.05 above for the payment of Approved Leasing Expenditures. Notwithstanding anything in Section 4.05 or this Section 4.09 to the contrary, no Future TI/LC Reserve Funds shall be disbursed to pay for Approved Leasing Expenditures other than Approved Leasing Expenditures for a Future Vacant Commercial Unit.

4.10	Project Expenditure Reserve Account.

(a)    On the Closing Date, Borrower shall deposit with Lender an amount equal to $1,550,000.00 in a deposit account established by Lender (the “Project Expenditure Reserve Account”). In addition, at any time Lender shall have determined that a Balancing Event exists, Borrower shall deposit the amount necessary to cause such Balancing Event to no longer exist into the Project Expenditure Reserve Account within ten (10) days after Lender’s written demand therefor (a “Balancing Event Payment”).

(b)    So long as no Event of Default then exists, following Completion of the Project, Lender shall disburse all funds from the Project Expenditure Reserve Account to Borrower upon satisfaction by Borrower of all of the following conditions (as determined by Lender): (i) Borrower shall submit a written request for payment to Lender (together with evidence reasonably required by Lender to evidence satisfaction of the conditions set forth in this Section 4.10) at least ten (10) days prior to the date on which Borrower requests such payment be made; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default exists; (iii) no Casualty or Condemnation shall have occurred (unless Lender is obligated pursuant to Section 9.04 hereof to disburse Net Proceeds for Restoration or a Restoration has occurred with respect to such Casualty or Condemnation); (iv) Borrower shall have delivered to Lender, prior to the request for such disbursement from the Project Expenditure Reserve Account, a certificate of authority, signed by a Responsible Officer of Borrower, indicating the representative of Borrower that is authorized to make such request, unless such a certificate has already been received by Lender; (v) Borrower shall have delivered to Lender an Officer’s Certificate with respect to such disbursement (A) stating that all work with respect to the Project has been completed in good and workmanlike manner in accordance with all Applicable Laws and the Project Budget (and if requested by Lender, Lender (or Lender’s construction consultant) shall have completed a satisfactory inspection of the Property at Borrower’s expense in order to verify such completion), (B) including copies of all bills, invoices, receipts and other documentation requested by Lender in connection with the Project, (C) identifying each Person that supplied materials or labor in connection with the Project, (D) certifying that each such Person has been paid in full in respect of such work and (E) accompanied by unconditional lien waivers from each such Person; (vi) Borrower shall have obtained a continuation of title endorsement to the Title Insurance Policy (and if such endorsement is not available, such other evidence as may be required by Lender, including an updated title report) showing title to the Property to be vested in Borrower, with no subordinate items and with no exceptions to title of the Property other than Permitted Encumbrances (with affirmative insurance that no Taxes are delinquent, no mechanic’s or supplier’s liens have attached (or if inchoate mechanic’s or supplier’s liens have, that they are subordinate to the lien of the Security Instrument)); (vii) Borrower shall have paid to Lender a draw fee of $750 and reimbursed all of Lender’s outstanding costs, fees and expenses relating to such disbursement; (viii) Borrower shall have delivered to Lender such documentation reasonably required in order for NV5 / dba GRS Group to prepare its final close out report with respect to Completion of the Project; and (ix) Borrower shall have satisfied the TCO Condition.

(c)    Borrower shall pay all of Lender’s costs, fees and expenses associated with any request for the disbursement from the Project Expenditure Reserve Account whether or not the disbursement is ultimately made.

4.11

Disbursements to Mezzanine Lender. In all instances in this Article 4 where any excess Reserve Funds are to be disbursed to Borrower, such Reserve Funds shall instead be, and Borrower hereby directs the same to be, disbursed to Mezzanine Lender, as a distribution permitted in accordance with Applicable Laws, if Lender has received notice that a Mezzanine Loan Event of Default then exists.

ARTICLE 5    REPRESENTATIONS AND WARRANTIES

5.01

Borrower Representations. Borrower hereby makes the representations and warranties contained in Schedule 2 to Lender as of the date of this Agreement. Borrower agrees that all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

5.02	SPE Provisions. Borrower hereby makes the representations, warranties and covenants related to its formation and operations as contained in Schedule 3.

ARTICLE 6    COVENANTS

From the date hereof and until payment and performance in full of the Obligations or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

6.01

Existence; Compliance with Applicable Law. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Property as a mixed-use multifamily apartment complex with commercial space, and comply with all Applicable Laws (including, without limitation, all laws, ordinances, regulations, requirements and covenants pertaining to health and safety, 421-a Tax Benefits, the Restrictive Declaration, the Regulatory Agreement, the 421-a Tax Benefits Program, fair housing and disability accommodation). Borrower shall preserve all of its Property used or useful in the conduct of its business and shall keep the Property in good working order and repair. Borrower shall not commit, permit or suffer to exist any act or omission affording the federal government or any State or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents.

6.02

Taxes and Other Charges. Subject to Section 4.01 hereof, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Except for Liens that are being contested in accordance with the provisions of this Section 6.02, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may apply such security or part thereof held by Lender at any time when, in the reasonable judgment of Lender, the entitlement of such claimants is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any Lien.

6.03	Litigation.

(a)    Borrower shall give prompt written notice to Lender of (i) any litigation or governmental proceedings at law or in equity (including any insolvency, bankruptcy, or receivership proceeding) pending or threatened against Borrower and (ii) any litigation or governmental proceedings at law or in equity (including any insolvency, bankruptcy, or receivership proceeding) filed by Borrower or by or against Guarantor which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the use, value or operation of the Property (including any claims, actions, suits, or proceedings regarding fair housing, anti-discrimination, or equal opportunity, which shall always be deemed material).

(b)    Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings at law or in equity (including any insolvency, bankruptcy, or receivership proceeding) pending or threatened against Sponsor or the Property which might materially adversely affect Sponsor’s condition (financial or otherwise) or business or the use, value or operation of the Property (including any claims, actions, suits, or proceedings regarding fair housing, anti-discrimination, or equal opportunity, which shall always be deemed material).

6.04

Access to Property. Subject to the rights of tenants under the Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

6.05

Cooperate in Legal Proceedings. Borrower shall cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may adversely affect the rights of Lender hereunder or under any of the other Loan Documents and permit Lender, at its election, to participate in any such proceedings.

6.06

Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds payable in connection with the Property, and shall reimburse Lender for any fees and expenses incurred in connection therewith out of such Award or Insurance Proceeds.

6.07

Further Assurances. Borrower shall, at Borrower’s sole cost and expense, execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may require.

6.08

Mortgage and Intangible Taxes. Borrower shall pay all State, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Security Instrument and/or upon the execution and delivery of the Note.

6.09	Financial Reporting; Tax Returns.

(a)    Borrower shall keep and maintain on a fiscal year basis (commencing January 1 of each year), in accordance with the Approved Accounting Method, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower. Borrower shall furnish to Lender the reports described on Schedule 5 attached hereto not later than the applicable date set forth for such required report. Lender may require that Borrower’s books and records be audited, at Borrower’s expense, by an independent certified public accountant selected by Lender in order to produce or audit any statements, schedules, and reports of Borrower required by this Section 6.09 if (i) Borrower fails to provide in a timely manner the statements, schedules, and reports required by this Section 6.09 and, thereafter, Borrower fails to provide such statements, schedules, and reports within thirty (30) days after written notice by Lender to Borrower of such default in performance, (ii) the statements, schedules, and reports submitted to Lender pursuant to this Section 6.09 are not full, complete, and accurate in all material respects as determined by Lender and, thereafter, Borrower fails to provide such statements, schedules, and reports within thirty (30) days after written notice by Lender to Borrower of such default in performance, or (iii) an Event of Default has occurred and is continuing.

(b)    For each Fiscal Year from and after the current Fiscal Year, Borrower shall submit to Lender an Annual Budget for the Property not later than thirty (30) days prior to the commencement of such Fiscal Year in form and substance reasonably satisfactory to Lender, which Annual Budget shall be subject to Lender’s written approval (each such Annual Budget after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Annual Budget”). Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(c)    Any reports, statements or other information required to be delivered under this Agreement shall be provided to Lender as an electronic Excel file and as a.pdf file (or otherwise in a form reasonably acceptable to Lender), in English, and shall be delivered electronically unless Lender requests that the same be delivered in paper form, and accompanied by an Officer’s Certificate stating that such information is accurate and complete in all material respects and does not intentionally omit a material fact necessary in order to make the same not misleading in any material respect. Borrower agrees that Lender may disclose all documents, materials, and information regarding the Property, Borrower, Guarantor, their constituent direct and indirect owners, and/or the Loan that is now or hereafter becomes in Lender’s possession and/or is or may be provided to Lender pursuant to this Section 6.09 and/or pursuant to Article 11 hereof to any applicable parties requesting such information in connection with a Secondary Market Transaction. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior notice (which may be given verbally) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof.

(d)    Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 6.09 (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), in addition to constituting a default hereunder and without limiting Lender’s other rights and remedies with respect to the occurrence of such a default, then if any such Required Financial Item is not delivered within five (5) Business Days after written notice from Lender, Borrower shall pay Lender the sum of $250 per day with respect to any such Required Financial Item during the continuance of such Reporting Failure until the same is delivered.

(e)    Borrower shall file all federal, state, county, and municipal tax returns and reports required to be filed by Borrower and shall pay, before any fine, penalty interest, or cost may be added thereto, all taxes payable with respect to such returns and reports.

6.10

Costs of Enforcement. In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument encumbering the Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any Borrower Party or an assignment by Borrower or Borrower Party for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

6.11

Estoppel Statement. Borrower shall, within ten (10) Business Days after request by Lender, furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

6.12	Leasing Matters.

(a)    Subject to the other terms of this Section 6.12 and Section 6.29 hereof, Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) is (A) with respect to Market-Rate Units, on market terms in accordance with Applicable Law, and (B) with respect to 421-a Affordable Units and the Inclusionary Units, is on terms in accordance with Applicable Law, the Restrictive Declaration and the Regulatory Agreement, (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) is written on the standard form of lease approved by Lender with non-material revisions to the same, (iv) has an initial term of at least one (1) year and not more than two (2) years, and (v) is not a Major Lease. All proposed Leases which do not satisfy the foregoing requirements (i) through (v) (inclusive) shall be subject to the prior written consent of Lender (which consent shall not be unreasonably withheld). At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases then in effect at the Property, which have not been previously delivered to Lender.

(b)    Borrower (i) shall observe and perform all the obligations imposed upon the lessor under the Leases; (ii) shall surrender possession of the Property, including all Leases and all Security Deposits and prepaid Rents, immediately upon appointment of a receiver or Lender’s entry upon and taking of possession and control of the Property, as applicable, (iii) shall not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); and (iv) shall not execute any other assignment of the lessor’s interest in any of the Leases or the Rents.

(c)    Borrower may, without the consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease provided that such Lease is not a Major Lease and that such action is commercially reasonable, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement. Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld), enter into, amend, modify or waive the provisions of any Major Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease.

(d)    Borrower shall hold any and all monies representing security deposits under the Leases (the “Security Deposits”) received by Borrower, in accordance with the terms of the respective Lease and Applicable Law.

6.13	Management Agreement.

(a)    The Improvements on the Property are operated under the terms and conditions of the Management Agreement. In no event shall the management fees under the Management Agreement exceed three percent (3.0%) of EGI. Borrower shall (i) diligently perform all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, and (ii) promptly notify Lender of the giving of any notice by Manager to Borrower of any default by Borrower in the performance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and deliver to Lender a true copy of each such notice. Borrower shall not surrender the Management Agreement, consent to the assignment by the Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement, or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing, without Lender’s prior written consent (which consent shall not be unreasonably withheld). If Borrower shall default under the Management Agreement (beyond any applicable notice and cure period thereunder), then, without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cure any such default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If the Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall not, and shall not permit the Manager to, sub-contract any material aspect of its management responsibilities under the Management Agreement to a third-party without the prior written consent of Lender. Borrower shall, from time to time, request from the Manager such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender.

(b)    Without limitation of the foregoing, Borrower, upon the written request of Lender, shall terminate the Management Agreement and replace Manager, without penalty or fee, if at any time during the Loan: (i) Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (ii) there is a change in Control of Manager, (iii) there exists an Event of Default, or (iv) there exists an event of default by Manager under the Management Agreement which remains uncured after any applicable cure period. At such time as the Manager may be removed, a Qualified Manager shall assume management of the Property pursuant to a Replacement Management Agreement.

6.14	Environmental Covenants.

(a)    Borrower covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of the Property by Borrower or any other Borrower Party shall be (and Borrower shall use commercially reasonable efforts to cause all uses and operations on or of the Property by any other Person to be) in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) no Borrower Party shall intentionally make any Releases (and Borrower shall use commercially reasonable efforts to cause any other Person to not make any Releases) of Hazardous Materials in, on, under or from the Property; (iii) no Borrower Party shall intentionally introduce (and Borrower shall use commercially reasonable efforts to prohibit any other Person from introducing) any Hazardous Materials in, on, or under the Property, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) in amounts not in excess of that necessary to operate the Property; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (A) reasonably effectuate Remediation of any Hazardous Materials in, on, under or from the Property; and (B) comply with any Environmental Law; (viii) Borrower shall not allow any tenant or other user of the Property to violate any Environmental Law; and (ix) Borrower shall promptly notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or pending Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any material written notice or other written communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.

(b)    In the event Lender has a reasonable basis to believe that an environmental hazard exists on the Property, Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such Person or entity designated by Lender.

(c)    If recommended by the Environmental Report or any other assessment or audit of the Property (including, without limitation, any assessment or audit performed after the date hereof), Borrower shall implement and comply with an operations and maintenance program (whether one or more) with respect to the Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material, lead based paint, mold and/or other applicable conditions relating to Hazardous Materials that may now or in the future be detected at or on the Property (each, an “O&M Program”). Borrower shall comply in a timely manner with, and cause all employees, agents, and contractors of Borrower and any other Persons present on the Property to comply with each O&M Program. Borrower shall pay all costs of performance of Borrower’s obligations under any O&M Program, and Lender’s out of pocket costs incurred in connection with the monitoring and review of each O&M Program shall be paid by Borrower promptly following demand by Lender.

(d)    Borrower shall (a) take all steps necessary to obtain a Notice of Satisfaction (“NOS”) from the New York City Office of Environmental Remediation (“NYC OER”) for the open Voluntary Cleanup Program (VCP) case at the Property, including but not limited to submission to NYC OER of a Final Remedial Action Report (“Final RAR”); (b) record a Declaration of Covenants and Restrictions (“Environmental Declaration”) on title to the Property with respect to any ongoing obligations or restrictions; and (c) comply with all obligations and restrictions of the NOS and the Environmental Declaration, including but not limited to (i) maintenance of all required engineering and institutional controls, including the vapor barrier and sub-slab depressurization system, (ii) compliance with the prohibitions on gardening and use of untreated groundwater, and (iii) development of a Site Management Plan (“SMP”) to govern long-term management of residual contamination. Borrower shall promptly upon receipt provide Lender with copies of the Final RAR, the NOS and the recorded Environmental Declaration.

6.15

Alterations. Borrower may, without Lender’s consent, perform minor, non-structural alterations to the Improvements which (i) do not cost, in the aggregate, in excess of $500,000.00 per year, (ii) do not affect structural elements of the Property (including, without limitation, any roof of the Property) and/or any building system of the Property, (iii) do not have a material adverse effect on the use, value or operation of the Property or Net Cash Flow and (iv) are in the ordinary course of Borrower’s business; provided, however, that Borrower shall obtain Lender’s prior written consent to any other alterations to any Improvements (other than Approved Leasing Expenditures), which consent shall not be unreasonably withheld except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the use, value or operation of the Property or the cash flow or which exceed the Alteration Threshold. If the total unpaid amounts with respect to any alterations to the Improvements (other than Approved Leasing Expenditures) shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) Cash, (B) U.S. Obligations, or (C) a completion bond or letter of credit issued by a financial institution having a rating that is reasonably acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to such alterations to the Improvements over the Alteration Threshold and applied from time to time at the option of Lender to pay for such alterations or to terminate any of the alterations and restore the Property to the extent necessary to prevent any material adverse effect on the value of the Property.

6.16

OFAC. At all times throughout the term of the Loan, each Restricted Party and each of their respective beneficial owners or Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury. In the event Borrower receives any notice that any Restricted Party (or any of their respective beneficial owners or Affiliates) becomes listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if any Restricted Party (or any of their respective beneficial owners or Affiliates) becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

6.17

Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, the following statements must remain true and correct: (a) none of the funds or other assets of any Restricted Party (or any of their respective beneficial owners or Affiliates) constitute Property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in any Restricted Party (or any of their respective beneficial owners or Affiliates), with the result that the investment in any such Person (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) none of the funds of any Restricted Party (or any of their respective beneficial owners or Affiliates) have been (or will be) derived from any unlawful activity with the result that the investment in any such Person (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law. Any violation of the foregoing shall, at Lender’s option, constitute an Event of Default hereunder.

6.18	Liens.

(a)    Subject to Borrower’s contest rights in accordance with Section 6.18(b) hereof, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for (i) the Permitted Encumbrances, and/or (ii) any workers’, mechanics’ or similar Liens on the Property that are being disputed in good faith as to amount and/or validity provided that any such Lien is fully bonded to the satisfaction of Lender and discharged of record as a Lien on the Property.

(b)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any bills and costs for labor, materials and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Labor and Materials Charge”), the applicability of any Labor and Materials Charge to Borrower or to the Property or any alleged non-payment of any Labor and Materials Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Labor and Materials Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Labor and Materials Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Labor and Materials Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Labor and Materials Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Labor and Materials Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

6.19

Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the Property or the assets of Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) cause or permit the SPC Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the SPC Party would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate its organizational documents, in each case, without obtaining the prior written consent of Lender.

6.20

Zoning; No Joint Assessment. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

6.21

Name, Identity, Structure, or Principal Place of Business. Borrower shall not, and shall not cause or permit SPC Party to, change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days’ prior written notice. Borrower shall not, and shall not cause or permit SPC Party to, change its corporate, partnership or other structure, or the place of its organization, without, in each case, the consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

6.22	ERISA.

(a)    During the term of the Loan, Borrower shall not engage in any Prohibited Transaction or Prohibited Governmental Transaction subjecting Lender to liability for a violation of ERISA, the Code, a state statute or other similar law.

(b)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain a Plan or Governmental Plan, (B) Borrower is not engaging in a Prohibited Transaction or any Prohibited Governmental Transactions; and (C) one or more of the following circumstances is true:

(i)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

6.23

Material Agreements. Borrower shall not, without Lender’s prior written consent, not to be unreasonably withheld: (a) surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arm’s-length basis and commercially reasonable terms; (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect, except on an arm’s-length basis and commercially reasonable terms or (d) enter into any Material Agreement which is not included as part of an Approved Annual Budget.

6.24	Interest Rate Cap Agreement.

(a)    On the date hereof, prior to the termination of any existing Interest Rate Cap Agreement, and prior to any extension of the Maturity Date (unless Borrower previously obtained an Interest Rate Cap Agreement expiring no earlier than the prospective extended Maturity Date), Borrower shall obtain an Interest Rate Cap Agreement from (or guaranteed by) an Acceptable Counterparty, which agreement (an “Interest Rate Cap Agreement”) shall (i) be in form and substance satisfactory to Lender, (ii) contain the agreement of such counterparty to make payments to Borrower in the event the applicable Index exceeds the applicable Strike Rate, (iii) require payments based on a notional amount at least equal to the Loan Amount, (iv) not terminate prior to the Maturity Date, and (v) require payments to be made on the date that is three (3) Business Days prior to the applicable Payment Date. Borrower shall not waive or amend any of the material terms of any such required Interest Rate Cap Agreement. In addition, in the event that the Interest Rate becomes the Alternative Rate, Borrower shall deliver, within thirty (30) days of such event, a replacement interest rate cap agreement (or other hedge arrangement reasonably acceptable to Lender and generally accepted as industry standard, as reasonably determined by Lender) on the Alternative Rate and otherwise satisfying the requirements for an Interest Rate Cap Agreement hereunder. Such replacement interest rate cap agreement shall be in form and substance acceptable to Lender (including, without limitation, strike price) and otherwise be in accordance with this Section 6.24 and Borrower shall collaterally assign such replacement interest rate cap agreement to Lender pursuant to the terms of a collateral assignment in form and substance acceptable to Lender.

(b)    In the event of any downgrade or withdrawal of the rating of an Acceptable Counterparty below “A-” by S&P or “A3” from Moody’s, or in the event of any default by an Acceptable Counterparty under an Interest Rate Cap Agreement required hereunder, Borrower shall, not later than thirty (30) days following the receipt by Borrower of notice of such downgrade, withdrawal, or default (whether received from Lender, the Acceptable Counterparty, or otherwise) either (i) replace such Interest Rate Cap Agreement with an Interest Rate Cap Agreement satisfying the requirements of clause (a) above, (ii) provide a guaranty from a guarantor who is an Acceptable Counterparty, or (iii) to the extent required of such Acceptable Counterparty in such Interest Rate Cap Agreement, cause the Acceptable Counterparty to deliver cash collateral to secure 100% of the mark-to-market value of Borrower’s exposure under such Interest Rate Cap Agreement; provided, however, notwithstanding the foregoing, if the Acceptable Counterparty ceases to have a long term or counterparty rating of at least “BBB” or “Baa2” by S&P and Moody’s respectively, then Borrower shall replace the Interest Rate Cap Agreement with an Interest Rate Cap Agreement satisfying the requirements in clause (a) above, not later than fifteen (15) days following the receipt by Borrower of notice of such downgrade (whether received from Lender, the Acceptable Counterparty, or otherwise).

(c)    Borrower shall collaterally assign any such required Interest Rate Cap Agreement to Lender pursuant to a collateral assignment satisfactory to Lender in form and substance (each, a “Collateral Assignment of Interest Rate Cap Agreement”), and shall cause the counterparty to such Interest Rate Cap Agreement to consent to such collateral assignment and deliver an opinion of counsel regarding the enforceability of the Interest Rate Cap Agreement in form and substance reasonably satisfactory to Lender.

(d)    To the extent not delivered on or prior to the Closing Date, within thirty (30) days of the date hereof (provided that Lender may, in its sole discretion, extend the time for performance of such requirement by written notice to Borrower), Borrower shall (i) deliver a copy of an Interest Rate Cap Agreement, dated as of the Closing Date, entered into by and between Borrower and an Acceptable Counterparty, (ii) deliver the original executed Acceptable Counterparty signature page to the Collateral Assignment of Interest Rate Cap Agreement and (iii) obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely), which opinion shall be in form and substance reasonably satisfactory to Lender.

6.25	Intentionally Omitted.

6.26

Crowdfunding. Borrower and each SPC Party will not permit direct or indirect ownership (or other economic) interests of 25% or more in Borrower or any SPC Party to be marketed or sold to investors through any form of Crowdfunding.

6.27	Intentionally Omitted.

6.28	Inclusionary Housing Program.

(a)    Pending Approval. Borrower shall: (i) promptly commence and diligently prosecute the obtaining and implementing of the Completion Notice; (ii) obtain the Completion Notice with respect to all Inclusionary Units no later than the earlier of (x) January 1, 2026, which such deadline shall be extended as necessary for up to two (2) additional thirty (30) day periods each so long as, prior to each such upcoming deadline, Borrower shall have provided Lender with a written certification in form and substance satisfactory to Lender that (x) Borrower has been using commercially reasonable efforts to obtain the Completion Notice with respect to all Inclusionary Units, (y) the delay in receipt of the Completion Notice is caused solely by administrative processing delays and not due to any act or failure to act by Borrower, Guarantor or any Affiliate of Borrower or Guarantor, and (z) the Property remains eligible to obtain the Completion Notice in all respects, and (y) the Completion Deadline, as the same may be extended in writing by the Regulatory Agency; and (iii) on a monthly basis, provide Lender with written updates as to the status of obtaining the Completion Notice (including, without limitation, providing Lender with true, correct and complete copies of any applications, agreements, declarations, certificates or other submissions related thereto which are issued or provided in connection with the Regulatory Agreement) until the same have been obtained and implemented with respect to the Property.

(b)    Annual Compliance. Borrower shall promptly and diligently (i) perform and observe all of the terms, covenants and conditions to be performed and observed by Borrower under the Regulatory Agreement, (ii) perform and observe all of the terms, covenants and conditions to be performed and observed under Applicable Laws to maintain the Regulatory Agreement, and (iii) do all things necessary to preserve and keep unimpaired Borrower’s rights under the Regulatory Agreement. Borrower shall submit to Lender, on an annual basis, evidence reasonably satisfactory to Lender that each of the Property and Borrower is in ongoing compliance with all income, occupancy, rent restriction and other requirements under the Regulatory Agreement. Such submissions to Lender shall be made contemporaneously with the submission of reports to the applicable Governmental Authority as required with respect to the Regulatory Agreement. If Borrower is not required to report evidence of such ongoing compliance to any Governmental Authority, then Borrower shall submit such evidence to Lender at the same time that Borrower submits its annual reporting in accordance with Schedule 5 hereto.

(c)    Reporting Requirements. Borrower shall promptly provide Lender with a copy of any notice Borrower receives alleging that Borrower is in breach of the Regulatory Agreement. Borrower shall provide Lender with notice in the event of a termination of the Regulatory Agreement. In addition, Borrower shall deliver to Lender copies of any reports required to be delivered to the Regulatory Agency, the New York City Department of Finance, or to any other Governmental Authority as part of complying with the Regulatory Agreement, contemporaneously with the delivery of such reports.

(d)    Lender’s Consent. Borrower shall not amend, modify, terminate, surrender or cancel the Regulatory Agreement without the prior written consent of Lender in each case.

6.29	Section 421-a Tax Benefits.

(a)    Pending Approval. Borrower shall: (i) promptly commence and diligently prosecute the obtaining and implementing of the 421-a Tax Benefits; (ii) obtain and cause to be implemented the 421-a Tax Benefits for the entire Property no later than July 1, 2026, which such deadline shall be extended as necessary for up to two (2) additional thirty (30) day periods each so long as, prior to each such upcoming deadline, Borrower shall have provided Lender with a written certification in form and substance satisfactory to Lender that (x) Borrower has been using commercially reasonable efforts to obtain the 421-a Tax Benefits for the Property, (y) the delay in receipt of the Property’s 421-a Tax Benefits is caused solely by administrative processing delays and not due to any act or failure to act by Borrower, Guarantor or any Affiliate of Borrower or Guarantor, and (z) the Property remains eligible for 421-a Tax Benefits in all respects; and (iii) on a monthly basis, provide Lender with written updates as to the status of obtaining the 421-a Tax Benefits (including, without limitation, providing Lender with true, correct and complete copies of any applications, agreements, declarations, certificates or other submissions related thereto which are issued or provided in connection with the Restrictive Declaration and/or 421-a Tax Benefits) until the same have been obtained and implemented with respect to the Property.

(b)    Annual Compliance. Borrower shall promptly and diligently (i) perform and observe all of the terms, covenants and conditions to be performed and observed by Borrower under the Restrictive Declaration, and/or the 421-a Benefits Program, (ii) perform and observe all of the terms, covenants and conditions to be performed and observed under Applicable Laws to maintain the 421-a Tax Benefits, and (iii) do all things necessary to preserve and keep unimpaired Borrower’s rights under the Restrictive Declaration to maintain the 421-a Tax Benefits. Borrower shall submit to Lender, on an annual basis, evidence reasonably satisfactory to Lender that each of the Property and Borrower is in ongoing compliance with all income, occupancy, rent restriction and other requirements (x) under the Restrictive Declaration, and (y) to maintain the 421-a Tax Benefits. Such submissions to Lender shall be made contemporaneously with the submission of reports to the applicable Governmental Authority as required with respect to the 421-a Tax Benefits. If Borrower is not required to report evidence of such ongoing compliance to any Governmental Authority, then Borrower shall submit such evidence to Lender at the same time that Borrower submits its annual reporting in accordance with Schedule 5 hereto.

(c)    Reporting Requirements. Borrower shall promptly provide Lender with a copy of any notice Borrower receives alleging that Borrower is in breach of the Restrictive Declaration and/or requirements to maintain the 421-a Tax Benefits. Borrower shall provide Lender with notice in the event of a termination of the Restrictive Declaration or the 421-a Tax Benefits. In addition, Borrower shall deliver to Lender copies of any reports required to be delivered to the Regulatory Agency, the New York City Department of Finance, or to any other Governmental Authority as part of the 421-a Tax Benefits Program, contemporaneously with the delivery of such reports.

(d)    Lender’s Consent. Borrower shall not amend, modify, terminate, surrender or cancel the Restrictive Declaration or the 421-a Tax Benefits without the prior written consent of Lender in each case.

6.30

Permanent Certificate of Occupancy. Without limiting Borrower’s obligations under Section 6.34 hereof, Borrower shall (i) perform or cause to be performed all work, (ii) pay any and all costs, fees and expenses, and (iii) promptly and diligently prosecute to completion any and all additional actions necessary in order to obtain a final, permanent and unconditional certificate of occupancy for all of the Improvements at the Property, issued by the appropriate Governmental Authority, that permits the Borrower to operate the Property as a mixed-use multifamily apartment complex with commercial space (collectively, the “Permanent CO”) (and Borrower shall deliver or cause to be delivered to Lender a copy of each such Permanent CO within ten (10) days of issuance thereof). In addition, from and after the issuance of a TCO until such time as the Permanent CO has been issued by the appropriate Governmental Authorities, Borrower shall cause each TCO to remain in full force and effect. In connection with the foregoing, Borrower shall apply for the renewal of each TCO prior to the expiration of the then-existing TCO (and Borrower shall deliver or cause to be delivered to Lender a copy of such renewal within ten (10) Business Days of issuance thereof). Upon Lender’s request, Borrower shall provide Lender with periodic updates regarding the status and the progress of maintaining the TCO and obtaining the Permanent CO for all of the Improvements at the Property.

6.31

Required Equity. Each of Borrower and Guarantor shall maintain, throughout the term of the Loan, not less than the same amount of Required Equity that each such Person has contributed to the Property as of the date hereof (as set forth in Section 5.01-41 of Schedule 2 attached hereto); provided that, for the avoidance of doubt, such Required Equity amount shall be permitted to be reduced solely as a result of Borrower’s receipt from Lender (and/or Borrower’s subsequent distribution to Guarantor) of the Initial Earn-Out Additional Advance, the Second Earn-Out Additional Advance, the Final Earn-Out Additional Advance, the Performance Earn-Out Additional Advance and/or the Unabated Tax Earn-Out Additional Advance, each in accordance with terms of this Agreement (but in no event shall such reduction result in the amount of the Required Equity that Borrower and Guarantor maintain in the Property to be less than $13,000,000.00).

6.32

FRESH Declaration. Borrower shall not cause or permit the FRESH Declaration or any of its covenants, restrictions, obligations or rights (including, without limitation, zoning incentives) to be effective as to the Property, any tenants at the Property or to Borrower or any other Person without the prior written consent of Lender which consent may be granted or withheld in its sole and absolute discretion. Borrower shall not enter into any agreement or other document that transfers, agrees to transfer or purports to transfer or agree to transfer any of the zoning incentives applicable to the Property as a result of the imposition of the FRESH Declaration without the prior written consent of Lender which consent may be granted or withheld in its sole and absolute discretion.

6.33

Violations. Borrower shall, within sixty (60) days from the date hereof (the “Violations Deadline”), (a) complete any and all repairs that are required to be made and work that is required to be performed at the Property in order to remediate those certain violations (including, without limitation, the payment of any fines, charges or penalties required to remove same) set forth on Schedule 7 attached hereto (collectively, the “Violations”; and such repairs and work are referred to herein as the “Violations Work”), (b) deliver to Lender evidence in form and substance reasonably acceptable to Lender of the completion of all of the Violations Work, (c) remove, or cause to be removed, of record all of the Violations and (d) deliver to Lender evidence in form and substance reasonably acceptable to Lender of the removal of record of all of the Violations; provided, however, that if Borrower has not completed, or caused to be completed, all of the Violations Work and removed, or caused to be removed, all of the Violations as aforesaid on or prior to the Violations Deadline, then so long as (x) prior to the expiration of the Violations Deadline, Borrower shall have commenced and used diligent, commercially reasonable efforts to complete all of the Violations Work and remove all of the Violations as aforesaid and (y) from and after the Violations Deadline, Borrower continues to use diligent, commercially reasonable efforts (as reasonably determined by Lender) to complete all of the Violations Work and to remove, or cause to be removed, all of the Violations as aforesaid (and, from time to time upon Lender’s reasonable written request, delivers to Lender updates regarding the status and progress thereof), then, at Lender’s election, the Violations Deadline shall be extended for such additional period of time as is reasonably required for Borrower to complete, or cause to be completed, all of the Violations Work, and remove, or cause to be removed, all of the Violations, as aforesaid.

6.34

Temporary Certificate of Occupancy. Borrower shall (i) perform or cause to be performed all work, (ii) pay any and all costs, fees and expenses, and (iii) promptly and diligently prosecute to completion any and all additional actions necessary in order to obtain a TCO for all of the Improvements at the Property. Borrower shall obtain such TCO within sixty (60) days of the date hereof (provided, however, so long as Borrower is diligently pursuing a TCO from the applicable Governmental Authority with respect to all the Improvements at the Property, then such sixty (60) day period shall be extended for an additional thirty (30) days so long as Borrower continues to so diligently pursue such TCO, but in no event shall such extended period exceed ninety (90) days after the date hereof) and Borrower shall deliver or cause to be delivered to Lender a copy of each such TCO within five (5) Business Days of issuance thereof. Upon Lender’s reasonable request, Borrower shall provide Lender with periodic updates regarding the status and the progress of obtaining such TCO.

6.35

The Project. Borrower shall promptly commence and diligently prosecute the Completion of the Project in accordance with all Applicable Laws (including, without limitation, the construction schedules contained therein) and shall Complete the Project on or before the date that is sixty (60) days from and after the date hereof (provided, however, so long as Borrower is diligently pursuing a TCO from the applicable Governmental Authority with respect to all the Improvements at the Property, then such sixty (60) day period shall be extended for an additional thirty (30) days so long as Borrower continues to so diligently pursue such TCO, but in no event shall such extended period exceed ninety (90) days after the date hereof) (the “Project Completion Deadline”) (which date shall be extended on a day-for-day basis for each day during which performance of such obligations was prevented on account of an event or circumstance constituting a Force Majeure, but in any event not past sixty (60) days of the Project Completion Deadline); provided that the foregoing shall not be deemed to be a waiver of any Default or Event of Default that may arise on account of Borrower having breached the Project Completion Deadline as a result of any such delay. All of the work performed to Complete the Project shall be performed pursuant to contracts with contractors that are licensed and insured. Borrower shall pay and discharge any and all costs and expenses incurred in connection with, the construction and completion of the Project as and when the same become due and payable. Without Lender’s prior written approval (not to be unreasonably withheld), Borrower shall not amend, modify or terminate the Project Budget. Borrower acknowledges and agrees that Lender may retain a construction consultant and other consultants deemed necessary or desirable by Lender, at Borrower’s expense, to make periodic inspections of the Property and to review all change orders relating to the Project. Lender may also retain such other consultants as Lender deems necessary or convenient to perform such services as may, from time to time, be required by Lender in connection with the Loan, this Agreement, the other Loan Documents or the Property. Borrower agrees to bear and shall pay or reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the matters described in this Section. Borrower further acknowledges and agrees that neither Borrower nor any third party shall have the right to use or rely upon the reports of Lender’s consultants or any other reports generated by Lender or its consultants for any purpose whatsoever, whether made prior to or after commencement of construction. By advancing funds after any inspection of the Property by Lender or its consultants, Lender shall not be deemed to waive any Event of Default, waive any right to require construction defects or any other work to be corrected.

6.36

Radon. Borrower shall, using a licensed radon professional approved by Lender (i) within thirty (30) days of completion of construction activities at the Property, conduct a short term radon test for one ground floor unit in each residential building at the Property (the “Short Term Radon Test”); (ii) if the Short Term Radon Test indicates an exceedance of the EPA Action Level of 4.0 pCi/L (the “Action Level”) in any such unit, within thirty (30) days of receipt of the results of the Short Term Radon Test, Borrower shall conduct (x) a short term radon re-test at each unit with an exceedance of the Action Level and (y) short term radon tests at all of the other ground floor units in each building in which an exceedance of the Action Level is identified (tests performed pursuant to clause (x) and/or (y), the “Follow Up Short Term Radon Test”); (iii) within thirty (30) days of the receipt of the Follow Up Short Term Radon Test results, Borrower shall either (x) notify Lender in writing that Borrower will forego Long Term Radon Tests in accordance with this Section 6.36 and will install and commence operation of a mitigation system, or (y) commence long term radon tests for each unit in which the Follow Up Short Term Radon Test indicates an exceedance of the Action Level, allowing for averaging where units are re-tested (collectively, the “Long Term Radon Tests”); and (iv) within sixty (60) days of the earlier of (x) receipt by Lender of Borrower’s notice to forego Long Term Radon Tests and to install and commence operation of a mitigation system, and (y) receipt of the Long Term Radon Test results, for each unit at which the Long Term Radon Test indicates an exceedance of the Action Level (or if Borrower elects to forego Long Term Radon Tests, for each unit at which the Follow Up Short Term Radon Test indicates an exceedance of the Action Level), Borrower shall install and commence operation of a mitigation system. If any Long Term Radon Test results (or Follow Up Short Term Radon Test results if Borrower elects to forego the Long Term Radon Tests) indicate an exceedance of the Action Level, Borrower shall provide notice and copies of all such Long Term Radon Test results (or Follow Up Short Term Tests results, as applicable) within five (5) days of Borrower’s receipt of such results. Within forty-five (45) days of the commencement of operation of the mitigation system, radon testing shall be conducted to ensure that there is no longer any exceedance of the Action Level. The work required by this covenant shall not be considered complete until post mitigation sampling indicates that all mitigation systems are properly functioning, that there are no longer exceedances of the Action Level and that all applicable requirements of law have been satisfied, as determined by Lender and its consultants (the “Radon Requirements Satisfaction Event”). All testing and remediation required pursuant to this Section 6.36 shall be completed at Borrower’s sole cost and expense.

ARTICLE 7    TRANSFERS OF THE MORTGAGED PROPERTY OR INTERESTS IN BORROWER

7.01	No Sale/Encumbrance.

(a)    Except as permitted in Section 7.02 below, without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, Sponsor, Guarantor, any Affiliated Manager, or any change in control of the day-to-day operations of the Property (collectively, a “Prohibited Transfer”), other than (w) Permitted Encumbrances, (x) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 6.12, (y) Liens for Labor and Materials Charges that are being contested in good faith pursuant to the terms and conditions of Section 6.18(b) hereof, and (z) a Mezzanine Transfer.

(b)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law); (iv) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (v) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vi) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (viii) Borrower entering into, or the Property being subject to, any PACE Loan; or (ix) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 6.13.

7.02

Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 7, the following equity transfers shall be permitted without Lender’s consent: (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (including, without limitation, transfers for estate planning purposes), (c) the pledge, whether in one or a series of transactions, of the non-controlling stock, partnership interests or membership interests (as the case may be) in a Restricted Party (other than Borrower, Mezzanine Borrower or SPC Party), provided, that, the foreclosure or other realization of such pledge (which would be deemed to be a separate transfer under clause (b) above) would not result in a transfer that violates this Article 7, and (d) the sale, transfer or issuance of shares of stock in any Restricted Party that is a publicly traded entity, provided such shares of stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that the foregoing provisions of clause (d) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance) with the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect only to the transfers (including, without limitation, any transfers occasioned by a foreclosure or other realization on such pledge) or pledges, as applicable, listed in clauses (a), (b) and/or (c) above:

(A)    (x) Lender shall receive written notice of any transfers pursuant to clause (a) above within thirty (30) days of such transfer and (y) Lender shall receive not less than thirty (30) days’ prior written notice of such transfers or pledges in connection with any transfer pursuant to clause (b) above or pledge pursuant to clause (c) above;

(B)    no such transfers or pledge, as applicable, shall (I) result in a change in Control of Borrower, Sponsor, Guarantor or Affiliated Manager or (II) constitute a pledge of any Controlling interests in Borrower or any SPC Party;

(C)    after giving effect to such transfers or pledges: (I) Guarantor shall own an unencumbered (other than the pledge in connection with the Mezzanine Loan) direct or indirect equity ownership interests in each of Borrower and any SPC Party that are no less than the direct and indirect equity ownership interests owned by Guarantor in Borrower and any SPC Party (respectively) as of the Closing Date, (II) Key Principal shall Control Borrower, Mezzanine Borrower, any SPC Party and Guarantor; (III) Key Principal shall control the day-to-day operation of the Property; (IV) Mezzanine Borrower shall own 100% of the direct equity ownership interests in Borrower; and (V) no more than more than forty-nine percent (49%) in the aggregate of the direct and/or indirect interest in Borrower shall be subject to pledges (without taking into account the pledge in connection with the Mezzanine Loan);

(D)    the Property shall continue to be managed by a Qualified Manager;

(E)    in the case of the transfer of any direct equity ownership interests in Borrower or in any SPC Party, such transfers shall be conditioned upon continued compliance with the relevant provisions of Section 5.02 hereof;

(F)    such transfers and/or pledges, as applicable, shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer or pledge, as applicable, in question, (I) remake the representations contained herein relating to ERISA, OFAC, Embargoed Person, and Patriot Act matters (and, upon Lender’s request, Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer or pledge, as applicable, and (y) searches, acceptable to Lender, for any Person owning, directly or indirectly, 20% (or, if such Person is not formed, organized or incorporated in, or is not a citizen of, the United States of America, 10%) or more of the interests in Borrower as a result of such transfer) and (II) continue to comply with the covenants contained herein relating to ERISA, OFAC, Embargoed Person, and Patriot Act matters;

(G)    with respect only to the transfers listed in clause (b) above or the pledges listed in clause (c) above, after giving effect to such transfer or pledge, as applicable, the aggregate of all transfers and pledges of direct or indirect interests in Borrower shall not exceed forty-nine percent (49%) of the direct and indirect interests in Borrower existing as of the Closing Date;

(H)    in the case of (1) the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or (2) the transfer of any direct or indirect equity ownership interests in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in Borrower that did not own the same on the date hereof or at the time of the delivery of any updated Insolvency Opinion prior to such transfer, such transfers shall be conditioned upon receipt of written consent from Lender (with respect only to the transfers listed in clause (b) above) and the delivery to Lender of an updated Insolvency Opinion addressing such transfer; and

(I)    such transfers are permitted under the Mezzanine Loan Documents, the Regulatory Agreement and the Restrictive Declaration.

7.03

Additional Conditions. Upon written request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer and/or pledge consummated in accordance with Section 7.02. Notwithstanding anything to the contrary contained in this Article 7, (a) no transfer or pledge shall be made to any Prohibited Person, and (b) in the event any transfer or pledge results in any Person and its Affiliates owning (or encumbering) in excess of 20% (or, if such Person is not formed, organized or incorporated in, or is not a citizen of, the United States of America, 10%) of the ownership interest in Borrower, Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee or pledgee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s date of birth and home address or principal place of business, and home or business telephone number.

7.04

Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of one percent (1%) of the Loan Amount and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (d) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender, and/or (e) receipt of an updated Insolvency Opinion with respect to the Prohibited Transfer. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

ARTICLE 8    CASH MANAGEMENT

8.01

Establishment of Account. Upon the occurrence of a Trigger Event, Lender or Servicer, on behalf of Lender, shall establish an account (the “Cash Management Account”) into which all funds in the Restricted Account shall be deposited on a periodic basis as more particularly set forth in the Restricted Account Agreement.

8.02

Deposits into Accounts. Not later than ten (10) Business Days following delivery by Lender of written notice to Borrower indicating that a Trigger Event exists, Borrower shall establish the Restricted Account and execute and deliver to Lender the Restricted Account Agreement. From and after the occurrence of a Trigger Event, Borrower shall (or shall cause Manager to) deposit all Rents received by Borrower or Manager into the Restricted Account within one (1) Business Day after receipt (other than Security Deposits, except to the extent any such Security Deposit has become forfeited to Borrower pursuant to the terms and conditions of any Lease). Commencing with the first billing statement delivered after the occurrence of a Trigger Event and for each subsequent statement thereafter delivered, Borrower and Manager shall instruct all persons and entities that maintain open accounts with Borrower or Manager or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due under such accounts to the Restricted Account. Neither Borrower nor Manager shall direct any such Person to make payments due under such accounts in any other manner. Following delivery by Lender of written notice to Borrower indicating that a Trigger Event exists, funds on deposit in the Restricted Account shall be transferred on each Business Day to the Cash Management Account (or as otherwise directed by Lender or its Servicer). Upon the occurrence of a Trigger Event, Lender shall have the right to give notice to Restricted Account Bank to transfer all amounts then and thereafter on deposit in the Restricted Account to the Cash Management Account on each Business Day in accordance with the provisions of the Restricted Account Agreement.

8.03

Disbursements. So long as no Event of Default shall have occurred and be continuing (and thereafter at Lender’s sole option and discretion), funds on deposit in the Cash Management Account (other than any Rents paid more than one (1) month in advance, which shall be retained in the Cash Management Account until payment thereof is due under the applicable Lease) (the “Available Funds”) shall be applied on each Payment Date in the following amounts and order of priority:

(a)    First, to the Tax Reserve Account, the amount required pursuant to Section 4.01 hereof;

(b)    Second, to the Insurance Reserve Account, the amount required pursuant to Section 4.02 hereof;

(c)    Third, to (or as directed by) Lender, the Monthly Payment Amount;

(d)    Fourth, to the other Reserve Accounts, the amounts required pursuant to the applicable sections in Article 4 hereof;

(e)    Fifth, to Lender to pay any other amounts then due Lender under the Loan Documents, if any;

(f)    Sixth, to Borrower, funds sufficient to pay the Monthly Operating Expense Amount for the calendar month in which such Payment Date occurs;

(g)    Seventh, so long as no Event of Default shall then exist, funds sufficient to pay the next Mezzanine Debt Service payment for the applicable period and other amounts then due to Mezzanine Lender under the Mezzanine Loan Documents (other than as a result of acceleration of the Mezzanine Loan or the amount due under the Mezzanine Loan on its maturity date) shall be remitted to Mezzanine Lender; and

(h)    Eighth, any amounts remaining in the Cash Management Account (“Excess Cash Flow”) shall (1) during the continuation of a Trigger Event, be held by Lender in a deposit account established by Lender from time to time (“Excess Cash Flow Reserve Account”) as additional collateral for the Obligations, or (2) if no Trigger Event is continuing, all Excess Cash Flow shall be disbursed to Borrower. Furthermore, so long as no Event of Default then exists, Lender shall disburse to Borrower any funds held by Lender in the Excess Cash Flow Reserve Account on the next Payment Date following termination of all Trigger Events.

8.04

Other Matters. Borrower shall not enter into any type of lockbox agreement or similar cash management arrangement that has not been approved by Lender in writing, and no direct or indirect owner of Borrower shall enter into any type of lockbox agreement or similar cash management arrangement with respect to Rents or other income from the Property that has not been approved by Lender in writing. No distributions or dividends of any nature with respect to Rents or other income from the Property shall be made to any Person having a direct ownership interest in Borrower if a Trigger Event has occurred and is continuing.

8.05

Account Name and Characteristics. The Cash Management Account shall be in the name of Borrower for the benefit of Lender or, in the event Lender retains a Servicer to service the Loan, the Cash Management Account shall, at Lender’s option, be (i) in the name of Lender as secured party of Borrower, (ii) in the name of Servicer, for the benefit of and in trust for Lender and its successors and assigns (or as agent of Lender) (in which event, Servicer shall hold such funds as Lender’s agent), or (iii) in such other name as Lender shall designate that indicates such account is held by Lender, or Lender’s agent or trustee. The Cash Management Account shall be maintained as an Eligible Account. The Cash Management Account shall, at all times during the term of this Agreement, be under the sole dominion and control of Lender, who shall have the sole right to withdraw funds from the Cash Management Account for application in accordance with this Agreement. Borrower acknowledges and agrees that (i) neither Borrower nor any other party claiming on behalf of, or through, Borrower shall have any right, title or interest, whether express or implied, in the Cash Management Account or to withdraw or make use of any amounts from the Cash Management Account, and (ii) unless required by Applicable Law, Borrower shall not be entitled to any interest on amounts held in the Cash Management Account. Upon Lender’s request from time to time, Borrower shall provide a written statement to Lender itemizing any amounts deposited in the Restricted Account by Borrower or Manager for the period covered by Lender’s request and such supporting documentation as Lender may reasonably require. Lender shall have the right to control the disposition of funds in the Cash Management Account, subject to the terms of this Agreement, without the further consent of Borrower or Manager or any other Person.

8.06

Deficiencies. Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds, irrespective of whether Borrower has received any account statement, notice or demand from Lender. If on any Payment Date, the amount of the Available Funds is insufficient to make all of the disbursements described in subsections 8.03(a) through (f), inclusive, Borrower shall deposit into the Cash Management Account on or prior to such Payment Date, without the need for any notice or demand from Lender, the amount of such deficiency in immediately available funds.

8.07

Funds in Accounts as Security for the Loan. As security for full payment of the Loan and timely performance of Borrower’s obligations under this Agreement and the other Loan Documents, Borrower hereby pledges, transfers and assigns to Lender, and grants to Lender a continuing security interest in and to the Cash Management Account and all profits and proceeds thereof and all amounts deposited therein at any time and from time to time, which security interest is prior to all other liens. Borrower agrees to execute, acknowledge, deliver, file or do, at its sole cost and expense, all other acts, assignments, notices, agreements or other instruments as Lender may reasonably require in order to perfect the foregoing security interest, pledge and assignment or otherwise to fully effectuate the rights granted to Lender by this Section 8.07. Other than in connection with the Loan, Borrower has not sold or otherwise conveyed the Cash Management Account. The Cash Management Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York.

8.08

Default. Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default, Lender shall have the continuing exclusive control of, and right to withdraw and apply, the funds in the Restricted Account and the Cash Management Account to payment of any and all debts, liabilities and obligations of Borrower to Lender pursuant to or in connection with this Agreement and the other Loan Documents, in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply funds in the Restricted Account and the Cash Management Account shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents and at law or in equity as a result of Borrower’s default. Lender’s continuation of payments from the Restricted Account and the Cash Management Account when and as contemplated by this Agreement shall not be deemed Lender’s waiver or a cure of any default by Borrower. Without in any way limiting any of Lender’s other rights and remedies under this Agreement or the other Loan Documents, upon the occurrence of an Event of Default under this Agreement and/or upon the occurrence of a Trigger Event, Borrower hereby acknowledges and agrees that Lender shall have the right, at its option, to deliver written notice to the Restricted Account Bank directing the Restricted Account Bank to disburse all available funds then and thereafter on deposit in the Restricted Account to an account designated by Lender (which account may, in Lender’s sole discretion, be the Cash Management Account) in accordance with the terms of the Restricted Account Agreement.

8.09

Fees and Expenses. Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender for all fees, charges, costs and expenses in connection with the Cash Management Account, this Agreement and the enforcement hereof, including, without limitation, the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

8.10	Borrower Distributions; Acknowledgment

(a)    Any transfer of Borrower’s funds from the Restricted Account, the Cash Management Account or other sources to or for the benefit of the Mezzanine Lender or the Mezzanine Borrower pursuant to this Agreement or any of the other Loan Documents, is intended by the parties to constitute, and shall constitute, a distribution from the Borrower to the Mezzanine Borrower and shall be treated as such on the books and records of each party. No provision of any Loan Document is intended to nor shall create a debtor-creditor relationship between Borrower and the Mezzanine Lender.

(b)    Borrower and Lender hereby agree and acknowledge that if (i) the Debt has been paid in full, (ii) there are funds remaining in the Reserve Accounts, the Restricted Account and/or the Cash Management Account, and (iii) the Mezzanine Loan (or any portion thereof) is outstanding, then Lender will not pay (or direct to be paid) any such remaining funds to Borrower, but rather shall deliver such funds (or direct the same to be delivered, as applicable) to Mezzanine Lender and Borrower hereby directs Lender to so deliver or cause to be delivered such funds, as a distribution permitted in accordance with applicable law, within ten (10) days after the Debt has been paid in full, to Mezzanine Lender to be held and/or applied in accordance with the terms of the Mezzanine Loan Documents.

ARTICLE 9    INSURANCE; CASUALTY; CONDEMNATION

9.01

Insurance. Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property satisfying the requirements set forth in Schedule 4 and shall otherwise comply with the terms and conditions set forth therein.

9.02

Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 9.04 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss and the applicable Net Proceeds are less than the Restoration Threshold, Borrower may settle and adjust such claim provided that (a) no Event of Default has occurred and remains outstanding and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss or the applicable Net Proceeds are equal to or greater than the Restoration Threshold or if an Event of Default has occurred and remains outstanding, Borrower may settle and adjust such claim only with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost and expense, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

9.03

Condemnation. Borrower shall promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of all or any part of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 9.04 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

9.04	Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a)    If the Net Proceeds are less than the Restoration Threshold and the costs of completing the Restoration are less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 9.04(c) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)    If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 9.04. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Subsections (a)(i), (iv), (vi), (vii), (viii) and (ix) of Schedule 4 hereof as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(c)    The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions is met:

(A)    no Event of Default shall have occurred and be continuing;

(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)    Leases demising in the aggregate a percentage amount equal to or greater than fifty percent (50%) of the units at the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation;

(D)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, has ended) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, including, without limitation, all applicable Environmental Laws;

(E)    Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Subsection (a)(iii) of Schedule 4 hereof, if applicable, or (3) other funds of Borrower;

(F)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, or (2) twelve (12) months after the occurrence of such Casualty or Condemnation, or (3) such time as may be required under Applicable Law, in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation, (4) the expiration of the insurance coverage referred to in Subsection (a)(iii) of Schedule 4 hereof or (5) the date required for such completion by the Restrictive Declaration and/or the Regulatory Agreement (to the extent a completion date is contemplated thereunder for the occurrence of a Casualty or Condemnation);

(G)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;

(H)    Lender shall be satisfied that the Debt Yield after the completion of the Restoration shall be equal to or greater than seven percent (7.0%);

(I)    Lender shall be satisfied that the Loan-To-Value Ratio after the completion of the Restoration shall be equal to or less than seventy percent (70.0%);

(J)    such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Property or the related Improvements;

(K)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;

(L)    the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration;

(M)    the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the Property or any portion thereof for business with the public; and

(N)    the requirements of Section 9.04(k) hereof are satisfied.

(d)    The Net Proceeds shall be held by Lender (if applicable) in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 9.04, shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(e)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be provided to Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(f)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed, and thereafter, shall mean an amount equal to five percent (5%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 9.04, be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 9.04 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(g)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(h)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 9.04 shall constitute additional security for the Debt and other obligations under the Loan Documents.

(i)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 9.04, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(j)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower (as applicable) as excess Net Proceeds pursuant to Section 9.04(i) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. To the extent that Lender elects to apply Net Proceeds to the repayment of the Debt, a portion of such Net Proceeds (the “Net Proceeds Distribution”) that results in a ratio of (i) the Net Proceeds Distribution to (ii) the balance of the Net Proceeds after deducting the Net Proceeds Distribution equal the ratio of the Outstanding Principal Balance prior to any such repayment to the “Outstanding Principal Balance” under the Mezzanine Loan, shall be deemed a distribution to the Mezzanine Borrower and shall be applied to the repayment of the Mezzanine Loan pursuant to Section 2.05(b) of the Mezzanine Loan Agreement. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

(k)    Notwithstanding the foregoing provisions of this Section 9.04 or anything herein to the contrary, this Section 9.04 is subject to the terms of Section 11.05 hereof to the extent applicable with respect to any Casualty or Condemnation.

(l)    Notwithstanding the foregoing or anything to the contrary contained herein, to the extent that Borrower is entitled to a disbursement of Net Proceeds hereunder for any purpose other than Restoration, Borrower hereby authorizes and directs Lender to pay the same to Mezzanine Lender to the extent that Mezzanine Lender is entitled to the same under the terms and conditions of the Mezzanine Loan Documents. Borrower further (i) agrees that Lender shall be entitled to conclusively rely on Mezzanine Lender’s assertion that it is entitled to such Net Proceeds and (ii) hereby releases Lender and indemnifies Lender against any Losses that may be incurred by Lender as a result of any Person claiming that Lender improperly remitted such Net Proceeds to Mezzanine Lender.

ARTICLE 10    DEFAULTS

10.01 Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(a)    if (i) any Monthly Payment Amount or the payment due on the Maturity Date or any deposit into the Reserve Accounts is not paid when due under the Loan Documents or (ii) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(b)    if any of the Taxes or Other Charges are not paid on or before the date when the same become delinquent except to the extent the same are being contested in good faith pursuant to the terms and conditions of Section 6.02 hereof;

(c)    if the Policies are not kept in full force and effect;

(d)    if there is a Prohibited Transfer in violation of the provisions of Article 7 hereof;

(e)    if any representation or warranty made by Borrower, SPC Party, or Guarantor or Sponsor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(f)    if Borrower, SPC Party, Guarantor or Sponsor or any other guarantor or indemnitor under any guaranty or indemnity, respectively, issued in connection with the Loan shall make an assignment for the benefit of creditors;

(g)    if a receiver, liquidator or trustee shall be appointed for Borrower, SPC Party, Guarantor, Sponsor or any other guarantor or indemnitor under any guarantee or indemnity, respectively issued in connection with the Loan or if Borrower, SPC Party, Guarantor, Sponsor or such other guarantor or indemnitor shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, SPC Party, Guarantor, Sponsor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Borrower, SPC Party, Guarantor, Sponsor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, SPC Party, Guarantor, Sponsor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(h)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(i)    if Borrower violates or does not comply with any of the provisions of Section 6.12 hereof;

(j)    if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(k)    if Borrower or SPC Party, if applicable, violates or otherwise does not comply with any of the provisions of Section 5.02 hereof;

(l)    if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of forty-five (45) days;

(m)    if any federal tax lien or state or local income tax lien is filed against Borrower, SPC Party, Guarantor or the Property and same is not discharged of record within forty-five (45) days after same is filed;

(n)    if (i) Borrower fails to timely provide Lender with the written certification and evidence referred to in Section 6.22 hereof, (ii) Borrower is a Plan or a Governmental Plan or its assets constitute Plan Assets; or (iii) Borrower consummates a Prohibited Transaction or Prohibited Governmental Transaction;

(o)    if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Completion Guaranty, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable notice and cure periods, if any;

(p)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or cure period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such cure period;

(q)    if Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Cap Agreement and otherwise comply with the covenants set forth in Section 6.24 hereof;

(r)    if Borrower shall fail to make any Shortfall Reserve Account Replenishment Deposit as and when required pursuant to the terms of this Agreement;

(s)    if Borrower shall fail to make any Tax Reserve Account Replenishment Deposit as and when required pursuant to the terms of this Agreement;

(t)    if Borrower shall fail to make any Balancing Event Payment pursuant to the terms of this Agreement;

(u)    if there shall be a default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(v)    if any of the assumptions contained in the Insolvency Opinion, or in any new or updated Insolvency Opinion delivered in connection with the Loan, are untrue or shall become untrue in any material respect;

(w)    Borrower violates or does not comply with any of the provisions of Sections 6.30 and/or 6.34 hereof;

(x)    (i) the Property fails to qualify for the 421-a Tax Benefits in accordance with the terms of this Agreement; (ii) after the Property obtains its 421-a Tax Benefits, the Property fails to maintain its 421-a Tax Benefits; (iii) Borrower breaches, fails to comply with the terms of, or otherwise fails to perform its obligations under the Regulatory Agreement, the Restrictive Declaration, the 421-a Tax Benefits Program, and/or applicable Rent Regulations; (iv) the Regulatory Agreement and/or the Restrictive Declaration is amended, modified, terminated, cancelled or surrendered without Lender’s prior written consent; and/or (v) Borrower violates or does not comply with any of the provisions of Sections 6.28 and/or 6.29 hereof;

(y)    Borrower violates or does not comply with any of the provisions of Section 6.32 hereof;

(z)    failure to Complete the Project on or before the Project Completion Deadline (as may be extended pursuant to the terms set forth herein) and such failure continues for ten (10) days following notice to Borrower;

(aa)    if there shall occur an “Event of Default” under (and as defined in) the Mezzanine Loan Documents, or any other event or condition shall occur the effect of which is to accelerate or permit Mezzanine Lender to accelerate all or any portion of the Mezzanine Loan;

(bb)    if there shall occur an “Event of Default” specifically identified in other Sections of this Agreement or in any of the other Loan Documents; or

(cc)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or the other Loan Documents, in either case not specified in subsections (a) to (bb) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (f) or (g) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any part of the Property; and upon any Event of Default described in clauses (f) or (g) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

10.02	Remedies.

(a)    Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property or any other Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the other Collateral and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)    With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Property or Collateral, and Lender may seek satisfaction out of all of the Property or any other Collateral or any part thereof, in its sole and absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable cure period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c)    Upon the occurrence of an Event of Default, Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

10.03

Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 11    SECONDARY MARKET TRANSACTIONS; SERVICING

11.01	Sale of Notes and Securitization.

(a)    Lender shall have the right, at any time, (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein) and any or all servicing rights with respect thereto, (ii) to grant participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or pooled asset securitization, and which may also include the issuance of collateralized debt obligations, collateralized loan obligations and collateralized mortgage obligations. Each of the transactions referred to in clauses (i), (ii) and (iii) above shall each hereinafter be referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)    If requested by Lender, Borrower, Guarantor and Sponsor shall assist Lender (with each of Borrower, Guarantor, Sponsor and Lender paying their own costs and expenses incurred in connection therewith, including legal fees and expenses) in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transaction, including, without limitation, to provide updated financial and other information as may be reasonably requested by the holder of the Note or the Rating Agencies. All costs and expenses incurred by Borrower, Guarantor, Manager and their respective Affiliates in connection with this clause (b) shall be paid by Borrower; provided, however, to the extent that the actual and reasonable costs and expenses to be paid by Borrower pursuant to this clause (b) exceed $5,000, then Lender shall reimburse Borrower for such actual and reasonable costs and expenses incurred pursuant to this clause (b) in excess of $5,000 (it being agreed that Borrower shall pay the first $5,000.00 of such costs and expenses and Lender shall reimburse Borrower for such costs and expenses in excess thereof).

(c)    Lender may disseminate to any purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, Guarantor, Sponsor and the Property, whether furnished by Borrower, Guarantor, Sponsor or otherwise, as Lender determines necessary or desirable.

(d)    Borrower covenants and agrees that after the Closing Date, (i) if applicable, Borrower shall supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulation AB of the federal securities law and (ii) Lender shall have the right to modify the provisions of this Agreement relating to the unavailability of Term SOFR and the conversion of the Loan to an alternative interest rate and/or replace such provisions to the extent Lender determines such modification or replacement is necessary or advisable in connection with any Secondary Market Transaction (including, without limitation any Securitization) with respect to the Loan. Borrower shall cooperate with Lender to implement any such modification or replacement of such provisions regarding the unavailability of Term SOFR and the conversion of the Loan to an alternative interest rate, and Borrower shall execute such amendment to this Agreement as Lender may determine is reasonably necessary in connection with the same.

11.02	Securitization Indemnification.

(a)    Borrower, Guarantor and Sponsor understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)    Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates may become subject in connection with (i) any Disclosure Document and/or (ii) any information furnished to Lender by or on behalf of Borrower in connection with the underwriting or closing of the Loan or in connection with the preparation of any Disclosure Document, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property (collectively, the “Provided Information”), which Provided Information was furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities (“Covered Rating Agency Information”), in the case of each of clauses (i) and (ii), insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(c)    The liabilities and obligations of Borrower, Guarantor, Sponsor and Lender under this Section 11.02 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

11.03

Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Upon the appointment of a Servicer, to the extent of the delegation to such Servicer, the term “Lender” shall be deemed to include the “Servicer”. Borrower shall be responsible for any set-up fees, or any other initial costs relating to the appointment of any Servicer (not to exceed $750), provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to Servicer. Notwithstanding the foregoing, Borrower shall pay (i) all consent, review and processing fees of Servicer and any related third party costs, (ii) any liquidation fees that may be due Servicer in connection with the exercise of any or all remedies permitted under the Loan Documents, (iii) any workout fees and special servicing fees that may be due to Servicer, which fees may be due on a periodic or continuing basis and (iv) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal).

11.04	Severance of Loan; Senior Mezzanine Option.

(a)    All costs and expenses incurred by Borrower, Guarantor, Manager and their respective Affiliates in connection with this Section 11.04 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrower; provided, however, to the extent that the actual and reasonable costs and expenses to be paid by Borrower pursuant to this clause (a) exceed $5,000, then Lender shall reimburse Borrower for such actual and reasonable costs and expenses incurred pursuant to this clause (a) in excess of $5,000 (it being agreed that Borrower shall pay the first $5,000.00 of such costs and expenses and Lender shall reimburse Borrower for such costs and expenses in excess thereof). It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.04 after the expiration of ten (10) Business Days after notice thereof.

(b)    Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, Lender may (i) cause the Note and the Security Instrument to be split into a first and second mortgage loan, (ii) create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components), in each such case described in clauses (i) through (iii) above, in whatever proportion and whatever priority Lender determines, and (iv) modify the Loan Documents with respect to the newly created Notes or components of the Note or Notes such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan. Notwithstanding the foregoing, no such amendment described above shall (A) modify or amend any material economic term of the Loan, or (B) materially increase the obligations, or decrease the rights, of Borrower under the Loan Documents; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 11.04 and, provided that such modification shall comply with the terms of this Section 11.04, it shall become immediately effective. Borrower shall cooperate with all reasonable requests of Lender in furtherance of this Section 11.04, including, without limitation, that Borrower (and Borrower’s constituent members, if applicable, and Guarantor) shall execute within ten (10) days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance.

(c)    Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (x) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (y) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate. Borrower shall cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower’s or any SPC Party’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more single purpose entities (each, a “Senior Mezzanine Borrower”), which such Senior Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Senior Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be required by Lender or the Rating Agencies. After the occurrence of an Event of Default, Lender may apply payments made by Borrower among the mortgage loan and mezzanine loan in such order and proportion as Lender elects in its sole discretion.

11.05

REMIC Savings Clause. Notwithstanding anything to the contrary set forth in this Agreement, with respect to a Casualty or a Condemnation or the release of any portion of the real property relating to the Property, for so long as the Loan or any portion thereof is included in a REMIC Trust, if the loan to value ratio (such value to be determined by the Lender in its sole discretion based on a commercially reasonable valuation method using only the portion of the Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) immediately after such Condemnation or Casualty, as the case may be, and prior to any Restoration (but taking into account any planned Restoration of the Property as if such planned Restoration were completed) or immediately following the release of any portion of the real property relating to the Property, is more than one hundred twenty-five percent (125%), the principal balance of the Loan must be paid down by Borrower by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (and, in connection with a Condemnation or Casualty, no Yield Maintenance Premium or any other prepayment premium or fee shall be due in connection therewith), in order to meet the foregoing loan to value ratio unless Borrower delivers to Lender an opinion of counsel, acceptable to Lender in its reasonable discretion, that if such amount is not paid, the applicable Securitization will not fail to meet applicable federal income tax qualification requirements or subject such Securitization to tax; provided, however, that if the immediately preceding provisions are no longer applicable under legal requirements relating to a REMIC Trust, Borrower shall comply with all Applicable Laws relating to a Casualty or Condemnation or the release of any portion of the real property relating to the Property then in effect.

ARTICLE 12    MISCELLANEOUS

12.01

Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

12.02

Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever pursuant to this Agreement or any other Loan Document (a) the Rating Agencies are given any right to approve or disapprove, (b) the confirmation of the Rating Agencies as to no downgrade is required or (c) any arrangement or term is to be satisfactory to the Rating Agencies, the prior written consent of Lender in its sole discretion shall be substituted therefor prior to a Securitization.

12.03

Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS). WITH RESPECT TO ANY CLAIM OR ACTION ARISING UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, AND IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

12.04

Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

12.05

Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

12.06

Notices. All notices or other written communications hereunder shall be deemed to have been properly given one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, addressed as follows:

If to Borrower:	DEAN OWNER LLC
4611 12th Avenue, Suite 1L
Brooklyn, New York 11219
Attention: David Bistricer

With a copy to:	Jeffrey Zwick & Associates, P.C.
2329 Nostrand Avenue, Suite 400
Brooklyn, New York 11210
Attention: Jeffrey Zwick, Esq.

If to Lender:	MF1 Capital LLC
MF1 Process LLC
41 Madison Avenue, 41st Floor
New York, New York 10010
Attention: Legal Department

With a copy to:	MF1 Capital LLC
c/o Berkshire Residential Investments
1 Beacon Street, 24th Floor
Boston, Massachusetts 02108
Attention: Legal Department

And a copy to:	Parker Poe Adams & Bernstein LLP
620 South Tryon Street, Suite 800
Charlotte, North Carolina 28202
Attention: Michael Frantz, Esq.

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

12.07

Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

12.08

Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

12.09

Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.10

Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

12.11

Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which Applicable Law, this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to Applicable Law, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which Applicable Law, this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

12.12

Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

12.13	Expenses; Indemnity.

(a)    Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Restricted Account.

(b)    Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Additional Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender.

(c)    Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any state statute or other similar law that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 5.01-29 or 6.22 hereof.

(d)    Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, (i) any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

12.14	Applicable Law.

(a)    If any Regulatory Change or change in the interpretation or application of any requirement of law, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)    shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender, which is not otherwise included in the determination of Term SOFR hereunder;

(ii)    shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii)    shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender, provided that, such demand by Lender shall apply to all loans similarly affected by such change. Payments pursuant to this Section 12.14 shall be made within ten (10) days after the date Lender makes written demand therefor. Borrower’s obligations under this Section 12.14 shall survive the payment of the Debt.

(b)    Lender will within a reasonable period of time after the officer of Lender having primary responsibility for administering the Loan becomes aware of the occurrence of an event or the existence of a condition that would entitle Lender to receive payments under Section 12.14(a), to avoid or reduce any increased or additional costs payable by Borrower under Section 12.14(a), to the extent not inconsistent with the internal policies of Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its portion of the Loan through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 12.14(a) to be materially reduced and if, as determined by Lender in its sole discretion, the making, issuing, funding or maintaining of its portion of the Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the interests of Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 12.14(b) unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.

12.15	Taxes.

(a)    Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 12.15 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.15), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Payments pursuant to this Section 12.15 shall be made within ten (10) days after the date Lender makes written demand therefor.

(b)    Prior to the date that any lender organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such lender shall deliver to Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN-E, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such lender establishing that payments to it pursuant to the Loan Documents are (i) not subject to United States federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by Borrower. If a payment made to a lender under or in respect of this Agreement or any other Loan Document would be subject to United States federal withholding tax imposed by FATCA and such lender fails to comply with the applicable reporting requirements of FATCA, such lender shall deliver (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by Borrower sufficient for Borrower to comply with its obligations under FATCA and to determine that such lender has complied with such applicable reporting requirements. Borrower shall not be required to pay any amount pursuant to Section 12.15(a) above to any lender that is organized under the laws of a jurisdiction outside of the United States of America if such lender fails to comply with the requirements of this Section 12.15(b). Borrower will not be required to pay any additional amounts in respect of United States federal income tax pursuant to Section 12.15(a) above to any lender if the obligation to pay such additional amounts would not have arisen but for a failure by lender to comply with its obligations under this Section 12.15(b).

12.16	Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

12.17

Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

12.18

No Joint Venture or Partnership; No Third Party Beneficiaries. Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.

12.19

Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written consent of Lender, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or state securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written consent of Lender. Lender shall have the right to issue press releases, advertisements and other promotional materials describing the Loan, Lender’s participation in the origination of the Loan or the Loan’s inclusion in any Secondary Market Transaction. Promotional materials may include, without limitation, the amount and purpose of the Loan and photographs of the Property acquired from any source.

12.20

Waiver of Marshalling of Assets. To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

12.21	Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

12.22

Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

12.23

Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Landstone Capital Group (“Broker”). Borrower shall be responsible for paying any fees or commissions payable to Broker pursuant to a separate written agreement between Borrower and Broker. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including, without limitation, Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. Borrower acknowledges that Lender may separately pay fees to Broker for referring the Loan to Lender. In addition, Broker may act as a servicer for the Loan and may receive a per annum servicing fee in connection therewith. In addition to such servicing fees, Broker may be entitled to receive a termination fee from Lender in certain circumstances in connection with the termination of such servicing. Such fees (i) are in addition to any fees which may be paid by Borrower to Broker and (ii) create a potential conflict of interest for Broker in its relationship with Borrower. Borrower acknowledges that it has had the opportunity to speak with Broker regarding such fees and that Lender is available to discuss any questions Borrower may have regarding such fees. Borrower agrees that Lender is not responsible for any recommendations or advice given to Borrower by Broker, that Lender and Borrower are dealing at arms’-length with each other in a commercial lending transaction and that no fiduciary or other special relationship exists or shall exist between them. The provisions of this Section 12.23 shall survive the expiration and termination of this Agreement and the payment in full of the Debt.

12.24

Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

12.25

Uniform Commercial Code Security Agreement. This Agreement is also a security agreement under the Uniform Commercial Code for any of the Property which, under Applicable Law, may be subjected to a security interest under the Uniform Commercial Code, for the purpose of securing Borrower’s obligations under this Agreement and to further secure Borrower’s obligations under the Note, Security Instrument and other Loan Documents, whether such Property is owned now or acquired in the future, and all products and cash and non-cash proceeds thereof (collectively, “UCC Collateral”), and by this Agreement, Borrower grants to Lender a security interest in the UCC Collateral.

12.26	Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)    the right to routinely consult informally with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice. Borrower shall not be required to incur any out-of-pocket expenses in connection with consultations pursuant to this Section 12.26;

(b)    the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c)    the right, in accordance with the terms of this Agreement, including, without limitation, Section 6.09 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)    the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day-to-day operation of the Property).

The rights described above in this Section 12.26 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

12.27	Joint and Several Liability. If Borrower consists of more than one Person, the liabilities and obligations of each such Person hereunder and under the other Loan Documents shall be joint and several.

ARTICLE 13    MEZZANINE LOAN

13.01

Mezzanine Loan Notice. Promptly after receipt (but no more than ten (10) Business Days after receipt), Borrower will deliver (or cause Mezzanine Borrower to deliver) to Lender a true, correct and complete copy of all material written notices (including, without limitation, any notice of a Mezzanine Loan Event of Default or any other default under the Mezzanine Loan Documents) or material correspondence (including electronically transmitted items) received from (or on behalf of) Mezzanine Lender by Mezzanine Borrower or any guarantor under the Mezzanine Loan Documents.

13.02

Mezzanine Loan Estoppels. Within ten (10) Business Days after written request by Lender (not more frequently than annually, unless an Event of Default has occurred and is continuing), Borrower shall (or shall cause Mezzanine Borrower to) from time to time, request from Mezzanine Lender such estoppel certificates with respect to the status of the Mezzanine Loan and compliance by Mezzanine Borrower with the terms of the Mezzanine Loan Documents as may reasonably be requested by Lender. In the event or to the extent that Mezzanine Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then Borrower shall not be in breach of this provision so long as such Borrower furnishes to Lender estoppels executed by Mezzanine Borrower, each expressly representing to Lender the information reasonably requested by Lender regarding the status of the Mezzanine Loan and the compliance by Mezzanine Borrower with the terms of the Mezzanine Loan Documents, to the extent Mezzanine Borrower has knowledge of such requested information. Borrower hereby indemnifies Lender from and against all Losses which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mezzanine Loan which was misrepresented in any material respect by Borrower in such estoppel executed by Mezzanine Borrower.

13.03

Mezzanine Intercreditor. Borrower hereby acknowledges and agrees that any intercreditor agreement between Lender and Mezzanine Lender is solely for the benefit of Lender and Mezzanine Lender, and that neither Borrower nor Mezzanine Borrower shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. Lender and Mezzanine Lender have no obligation to disclose to Borrower or Mezzanine Borrower the contents of such intercreditor agreement. Borrower’s obligations under the Loan Documents are and will be independent of any such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.

13.04

Direction of Mezzanine Borrower. Borrower and Lender hereby acknowledge and agree that, as to any clauses or provisions contained in this Agreement or any other Loan Documents to the effect that (a) Borrower shall cause, direct, permit or allow Mezzanine Borrower to act or to refrain from acting in any manner or (b) Borrower shall cause to occur or not to occur, or otherwise be obligated in any manner with respect to, any matters pertaining to Mezzanine Borrower, or (c) other similar effect, such clause or provision, in each case, is intended to mean, and shall be construed as meaning, with respect to Borrower, and to the fullest extent permitted by applicable law, the power (whether direct or indirect) of Borrower to direct Mezzanine Borrower (through ownership of voting securities or partnership or limited liability company or other ownership interests), to bring about or effect a desired result. Lender hereby specifically acknowledges that Borrower does not, directly or indirectly, hold or own any voting securities or partnership or limited liability company or other ownership interest in Mezzanine Borrower, or have any other contractual relationship or agreement with Mezzanine Borrower, and therefore Borrower, cannot, through ownership of voting securities or partnership or limited liability company or other ownership interests, or other contract or agreement, direct Mezzanine Borrower to bring about or effect a desired result.

13.05

Notices from Mezzanine Lender. Borrower and Lender hereby acknowledge and agree that Lender may conclusively rely on any written notice delivered by Mezzanine Lender without any inquiry into the validity thereof, including, without limitation, a written notice from Mezzanine Lender that a Mezzanine Loan Event of Default has occurred or is continuing.

13.06

Disbursement to Mezzanine Lender. Borrower and Lender hereby acknowledge and agree that upon any repayment in full of the Loan, Lender shall disburse any remaining funds to Mezzanine Lender toward repayment of the Mezzanine Loan without any notice to Borrower or Mezzanine Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

DEAN OWNER LLC, a Delaware limited liability company

By:	/s/
Name: David Bistricer Title: Authorized Signatory

Multifamily Loan and Security Agreement
Prospect House

LENDER:

MF1 CAPITAL LLC, a Delaware limited liability company

By:	/s/
Name: Title:

Multifamily Loan and Security Agreement
Prospect House

SCHEDULE 1

DEFINITIONS SCHEDULE

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“421-a Affordable Units” means, collectively, the affordable units that are necessary for qualification of an eligible site under Affordable Option C, pursuant to the 421-a Tax Benefits Program.

“421-a Tax Benefits” means a partial real estate tax benefit whereby the value of the applicable property (as assessed by the applicable taxing Governmental Authority) is exempted from any increase above the value attributed to such property (by the applicable taxing Governmental Authority) during the tax year immediately preceding the commencement of construction on such property, such exemption having a term of (i) up to three (3) years during construction and (ii) thirty-five (35) years following completion of such construction.

“421-a Tax Benefits Opinion” means those certain opinions, letters, and/or status updates regarding the Property’s qualification for the 421-a Tax Benefits delivered to Lender by The Law Offices of Farhid Sedaghat-Pour, Esq., PLLC, in connection with the closing of the Loan.

“421-a Tax Benefits Program” means collectively, Section 421-a(16) of the New York State Real Property Tax Law, Chapter 51 of Title 28 of the Rules of the City of New York, applicable local law pursuant to the New York City Administrative Code, and any other Applicable Law in connection with each of the foregoing (as may be amended from time to time).

“Acceptable Counterparty” means a counterparty to an Interest Rate Cap Agreement, or the guarantor of such counterparty’s obligations under an Interest Rate Cap Agreement (provided that the form and substance of such guaranty is acceptable to Lender) that has a long-term unsecured debt or counterparty rating of not less than “A” by S&P and “A2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.

“Account Collateral” means: (i) the Reserve Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Reserve Accounts from time to time; (ii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) or (ii) above, all “proceeds” (as defined under the UCC as in effect in the state in which the Reserve Accounts are located) of any or all of the foregoing.

“Action Level” has the meaning set forth in Section 6.36 hereof.

“Additional Advance” has the meaning set forth in the Mezzanine Loan Agreement

“Additional Advance End Date” has the meaning set forth in the Mezzanine Loan Agreement.

“Additional Indemnified Liabilities” has the meaning set forth in Section 12.13 hereof.

“Affiliate” means, as to any Person, any other Person that (a) directly or indirectly owns twenty percent (20%) or more of the ownership interests in such Person, and/or (b) is in Control of, is Controlled by or is under common Control with such Person, and/or (c) is a director or executive officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” means any property manager which is an Affiliate of Borrower, SPC Party or Guarantor, or in which Borrower, SPC Party or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“ALTA” means American Land Title Association, or any successor thereto.

“Alteration Threshold” means an amount equal to two percent (2%) of the Outstanding Principal Balance.

“Alternative Rate” means, for any Interest Period for which an Alternative Rate Condition exists, with respect to that portion of the Outstanding Principal Balance evidenced by a Note, the greater of (a) the sum of (i) the Alternative Spread applicable to such Note, plus (ii) the Alternative Rate Index for such Interest Period, and (b) the sum of (i) the Spread applicable to such Note, plus (ii) the number of basis points described in clause (a) of the definition of Term SOFR.

“Alternative Rate Conditions” means the existence of any of the following conditions, as determined by Lender in good faith: (a) adequate and reasonable means do not exist for ascertaining Term SOFR (which determination by Lender shall be conclusive and binding in the absence of manifest error), (b) Lender has delivered notice to Borrower (until such time as such notice is rescinded by Lender) that a public statement or publication of information by or on behalf of the Term SOFR Administrator or a regulatory supervisor for the Term SOFR Administrator, announcing that either (i) the Term SOFR Administrator has ceased or will cease to provide Term SOFR, permanently or indefinitely, or (ii) Term SOFR is no longer representative of underlying markets, has occurred, (c) a change in Applicable Law has made it unlawful for Lender to maintain the Term SOFR rate with respect to the Loan, or any portion thereof, or (d) the Alternative Rate Conditions (Term SOFR Replacement) exist.

“Alternative Rate Conditions (Term SOFR Replacement)” means that Lender determines in good faith that one or more replacements to Term SOFR as an index for determining the interest rate payable for floating rate commercial real estate loans has been broadly adopted by the commercial real estate finance industry and Lender elects to convert this Loan to the Alternative Rate Index (Term SOFR Replacement).

“Alternative Rate Index” means the Alternative Rate Index (Prime) unless and until the Alternative Rate Conditions (Term SOFR Replacement) exist, in which case the Alternative Rate Index means the Alternative Rate Index (Term SOFR Replacement). If any applicable Alternative Rate Index ceases to be generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a reasonably comparable interest rate index. Lender’s determination of the Alternative Rate Index shall be binding and conclusive on Borrower absent manifest error. The Alternative Rate Index may or may not be the lowest rate at which Lender prices loans on the date which the Alternative Rate Index is determined as set forth above.

“Alternative Rate Index (Prime)” means the annual rate of interest published in The Wall Street Journal from time to time as the “prime rate” as of the date that is prior to (but most near) the date which is two (2) Business Days prior to the Payment Date on which the applicable Interest Period commences. If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “prime rate.”

“Alternative Rate Index (Term SOFR Replacement)” means an index for determining the interest rate payable for floating rate commercial real estate loans that has been broadly adopted by the commercial real estate finance industry as a replacement for Term SOFR as an index for determining the interest rate payable for floating rate commercial real estate loans as determined by Lender in good faith.

“Alternative Spread” means with respect to that portion of the Outstanding Principal Balance evidenced by a Note, the number of basis points determined as the sum of (a) the Term SOFR Interest Rate last in effect for the Interest Period immediately prior to the date on which Lender has determined that the Alternative Rate is in effect with respect to the Loan, plus (b) the Spread applicable to such Note, less (c) the Alternative Rate Index in effect as of the last date of its determination pursuant to the definition thereof immediately prior to the date on which Lender has determined that the Alternative Rate is in effect with respect to the Loan, plus (d) an adjustment (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body.

“Annual Budget” means the operating budget, including all planned capital expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Law” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, building codes, land laws, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, Guarantor, Sponsor and/or the Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof (including, without limitation, those related to the Rent Regulations, or any part thereof, whether now or hereafter enacted and in force, including the Securities Act, the Exchange Act, the Dodd Frank Wall Street Reform and Consumer Protection Act (or any statute replacing or amending the same), the Americans with Disabilities Act of 1990, all laws, regulations, and executive orders relating to terrorism, economic or financial sanctions or trade embargoes or restrictions, narcotics trafficking, money laundering, criminal organizations, bribery, or corruption, and all permits, licenses and authorizations and regulations relating thereto.

“Applicable Taxes” has the meaning set forth in Section 12.15 hereof.

“Appraisal” means an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the State, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.

“Approved Accounting Method” means (i) generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination, or (ii) such other method of accounting reasonably acceptable to Lender, in each case of the foregoing cases, consistently applied.

“Approved Annual Budget” has the meaning set forth in Section 6.09(b) hereof.

“Approved Capital Expenditures” means Capital Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved ID Provider” means each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, additional national providers of independent directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Approved Leasing Expenditures” means actual out-of-pocket expenses incurred by Borrower and payable to third parties (x) in connection with the completion of tenant improvements required to be made pursuant to, and/or tenant improvement allowances required to be paid pursuant to, non-residential Leases entered into in accordance with the Loan Documents (collectively, the “TIs”), and (y) for leasing commissions payable in connection with non-residential Leases entered into in accordance with the Loan Documents (collectively, the “LCs”), in each case, which expenses (a) are (i) specifically approved by Lender in connection with approving the applicable Lease or (ii) otherwise approved by Lender, and (b) are substantiated by executed Lease documents or other documentary support acceptable to Lender.

“Area Median Income” means the area median income for the New York City region, adjusted for family size, as published each year by the U.S. Department of Housing and Urban Development.

“Assignment of Management Agreement” means that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Available Funds” has the meaning set forth in Section 8.03 hereof.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Balancing Event” means that Lender shall have determined that amounts then held in the Project Expenditure Reserve Account on account of the payment of all of the work comprising the Project (including all hard and soft costs related thereto) that has not been completed is less than the amount actually necessary (as determined by Lender) to pay for the cost of all such work comprising the Project (including all hard and soft costs related thereto) that has not been completed through the completion thereof.

“Balancing Event Payment” has the meaning set forth in Section 4.10 hereof.

“Bankruptcy Code” means Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Bankruptcy Event” means the occurrence of any one or more of the following: (i) Borrower, Mezzanine Borrower or SPC Party files a voluntary petition under the Bankruptcy Code or any other Creditors’ Rights Laws; (ii) any Borrower Party files, or joins in the filing of, an involuntary petition against Borrower, Mezzanine Borrower or SPC Party under the Bankruptcy Code or any other Creditors’ Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (iii) Borrower, Mezzanine Borrower or SPC Party files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors’ Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (iv) any Borrower Party consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Mezzanine Borrower, SPC Party or any portion of the Property; (v) Borrower, Mezzanine Borrower or SPC Party makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vi) the substantive consolidation of Borrower, Mezzanine Borrower or SPC Party with any other Person in connection with any proceeding under the Bankruptcy Code or any other Creditors’ Rights Laws; (vii) any Borrower Party contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors’ Rights Laws involving Borrower, Mezzanine Borrower, Guarantor or their respective Affiliates; and (viii) in the event Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors’ Rights Laws, Guarantor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Borrower Party” means each of Borrower, SPC Party, Sponsor, Guarantor, Mezzanine Borrower, any Affiliate of Borrower, SPC Party, Sponsor, Guarantor or Mezzanine Borrower, and any Person acting on behalf of or at the direction of any such party.

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditure Reserve Account” has the meaning set forth in Section 4.03 hereof.

“Capital Expenditures” means, for any period, the amount expended for replacements and/or alterations to the Property and required to be capitalized according to the Approved Accounting Method.

“Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Management Account” has the meaning set forth in Section 8.01 hereof.

“Casualty” has the meaning set forth in Section 9.02 hereof.

“Casualty Consultant” has the meaning set forth in Section 9.04(e) hereof.

“Casualty Retainage” has the meaning set forth in Section 9.04(f) hereof.

“Closing Date” means the date funds are initially advanced under the Note.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means the Property, the Reserve Accounts, the Guaranty, the Completion Guaranty, the Personal Property, the Rents, the Account Collateral, and all other real or personal Property of Borrower or any Guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instrument, this Agreement or any other Loan Document.

“Collateral Assignment of Interest Rate Cap Agreement” has the meaning set forth in Section 6.24(c) hereof.

“Commercial Space” means, collectively, that certain space located on the ground floor of the Property consisting of approximately (i) 18,927 square feet of leasable retail space and (ii) 1,115 square feet of leasable retail space in the cellar, all as more particularly described on Schedule 6 attached hereto.

“Commercial Unit” means, individually, each individual commercial unit at the Property set forth on Schedule 6 attached hereto.

“Complete” means, with respect to any of the work constituting the Project, that (a) such work is substantially completed in accordance with the Project Budget, the Loan Documents, and all Applicable Laws, (b) the TCO Condition has been satisfied, (c) subject to any contest rights contained herein, the Property is free of all mechanics’, materialmen’s, and other similar liens (or such liens have otherwise been bonded over to Lender’s satisfaction), (d) Lender has received copies of all warranties from suppliers covering materials, equipment and appliances included within the applicable component of the work and (e) the Property has at least thirty-one (31) striped parking spaces within the below-grade parking lot at the Property. The terms “Completed” and “Completion” shall have the same meaning when used in the Loan Documents.

“Completion Deadline” has the meaning set forth in the Regulatory Agreement.

“Completion Guaranty” means that certain Completion Guaranty, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Completion Notice” has the same meaning as the term “Completion Notice” as used in the Regulatory Agreement.

“Concessions” means (a) rental abatements, (b) “free” rent, (c) inducements and (d) other incentives.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 9.04(b) hereof.

“Control” (and the correlative terms “controlled by” and “controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Creditors’ Rights Laws” means with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, applicable to such Person and relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Crowdfunding” means the practice of funding a project or venture by raising capital by either of the following methods: (i) via general solicitation (i.e., marketing directed to the public at large, whether via the internet or otherwise) that (A) names Lender, or (B) names or contains any information about the Property or (ii) from unaccredited investors in a public offering (e.g., under the related exemptions of Title III or Title IV of the Jumpstart Our Business Startups (JOBS) Act).

“Debt” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, interest and principal payments due under the Note for such period.

“Debt Service Coverage Ratio” means, as of any date, the ratio calculated by Lender of: (a) the Net Cash Flow to (b) the projected aggregate Debt Service (including any required Principal Payments) that would become due during the twelve (12) calendar month period immediately following the date of calculation, calculated on the Loan Amount, plus the applicable Mezzanine Debt Service for such period, in each case, and assuming that the Interest Rate (for the Loan and the Mezzanine Loan, as applicable) in effect on the most recent Payment Date remains the same during such twelve (12) month period. Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations. Lender’s calculation of Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Debt Yield” means, as of any date, the ratio (expressed as a percentage) calculated by Lender of: (a) the Net Cash Flow to (b) the Loan Amount, plus the Mezzanine Loan Amount. Lender’s calculation of Debt Yield, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“Default” means (i) the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default or (ii) the occurrence of a Mezzanine Loan Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Interest Rate.

“Disbursement Certificate” means a Disbursement Certificate in the form attached hereto as Exhibit C delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Disclosure Document” has the meaning set forth in Section 11.02 hereof.

“EGI” means: (a) rental income (excluding percentage rent) and tenant recoveries based on actual, executed Leases in effect for occupied units during the three (3) month period preceding the date of calculation (annualized) (excluding any commercial Leases (i) that terminate (or that contain an option to termination exercisable by the tenant thereunder) within the twelve (12) month period following such calculation, (ii) to a tenant (A) that is not in occupancy and open for business at the premises demised under such Lease, (B) that is in default under the applicable Lease, past any applicable notice and/or cure period, (C) that has expressed an intention to not renew or to terminate/reject the applicable Lease and/or (D) that is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been assumed by the trustee in such proceeding or action, and/or (iii) under which the tenant is not then paying full, unabated rent); plus (b) market rents for vacant units (annualized); plus (c) percentage rent paid during the twelve (12) month period preceding the date of calculation; plus (d) other verifiable recurring income which is substantiated by recent monthly collections (annualized); less (e) adjustments for Concessions, bad debt, or premiums stemming from short term leases or furnished units, and further adjusted to assume a vacancy factor equal to the greater of (i) the actual vacancy rate for the Property and (ii) five percent (5%) with respect to the Residential Space and ten percent (10%) with respect to the Commercial Space.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

“Embargoed Person” has the meaning set forth in Section 5.01-36 hereof.

“Environmental Declaration” has the meaning set forth in Section 6.14 hereof.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement dated as of the date hereof by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, relating to the protection of human health or the environment, Hazardous Materials, liability for, or costs of, other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Materials or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

“Environmental Liens” has the meaning set forth in Section 6.14(a) hereof.

“Environmental Report” has the meaning set forth in Section 5.01-34 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Event of Default” has the meaning set forth in Section 10.01 hereof.

“Excess Cash Flow” has the meaning set forth in Section 8.03 hereof.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 8.03 hereof.

“Exchange Act” has the meaning set forth in Section 11.02 hereof.

“Exchange Act Filing” has the meaning set forth in Section 11.02 hereof.

“Executive Order” has the meaning set forth in the definition of Prohibited Person.

“Extension Conditions” means each of the following: (a) Borrower shall have given at least thirty (30) days’, but not more than ninety (90) days’, prior written notice to Lender of its intention to extend the Maturity Date; (b) no Event of Default shall exist as of the applicable Maturity Date; (c) the Debt Yield must be at least (i) in connection with the extension of the Maturity Date to the Second Extended Maturity Date, seven and one-quarter of one percent (7.25%) as of the First Extended Maturity Date, and (ii) in connection with the extension of the Maturity Date to the Third Extended Maturity Date, seven and one-half of one percent (7.50%) as of the Second Extended Maturity Date; (d) Borrower shall have (i) paid to Lender a fee in the amount of (A) in connection with the extension of the Maturity Date to the Second Extended Maturity Date, one quarter of one percent (0.25%) of the Loan Amount, and (B) in connection with the extension of the Maturity Date to the Third Extended Maturity Date, one quarter of one percent (0.25%) of the Loan Amount, and (ii) paid or reimbursed all of Lender’s outstanding fees and expenses then due and payable hereunder or under the other Loan Documents; (e) Borrower shall have obtained (and collaterally assigned to Lender pursuant to such documents as Lender may require) an interest rate cap complying with the requirements of Section 6.24 hereof, expiring no earlier than the extended Maturity Date, capping the applicable Index at the applicable Strike Rate, and having a notional principal amount not less than the Loan Amount; and (f) Mezzanine Borrower shall have simultaneously extended the Mezzanine Loan pursuant to the terms and conditions of the Mezzanine Loan Agreement.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Final Earn-Out Additional Advance” has the meaning set forth in the Mezzanine Loan Agreement.

“Final RAR” has the meaning set forth in Section 6.14 hereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“First Commercial Lease” means the first (1st) non-residential Lease entered into by Borrower during the term of the Loan, in accordance with Section 6.12 hereof, demising one (1) or more Commercial Units, and pursuant to which the tenant thereunder has accepted possession, and is in occupancy, of all of the space demised under its Lease and is paying full, unabated rent thereunder.

“First Extended Maturity Date” has the meaning set forth in the definition of “Maturity Date”.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” means Fitch, Inc.

“Flood Insurance Acts” has the meaning set forth on Schedule 4 hereof.

“Follow Up Short Term Radon Test” has the meaning set forth in Section 6.36 hereof.

“Force Majeure” means any event, circumstance or condition beyond the reasonable control of Borrower, including strikes, labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or materials, or which causes delay; provided, however, that (a) neither any lack of funds (unless due to Lender non-compliance with this Agreement) nor any illiquidity or disruption affecting capital markets or other general economic conditions, shall be deemed to be a condition beyond the control of Borrower; (b) Borrower notifies Lender of the existence of such event, circumstance or condition within ten (10) days from the date that Borrower becomes aware that such event, circumstance or condition could result in Force Majeure; and (c) the delay that could result from such Force Majeure shall not cause or result in a default or violation by Borrower under any material contracts or licenses and permits affecting the Property or under any Applicable Law.

“FRESH Declaration” shall mean that certain Declaration of Restrictions, dated as of November 4, 2024, by Borrower, and recorded on November 21, 2024 with the City Register’s Office of the City of New York as CRFN 2024000305858, as the same may be amended, restated, supplemented, replaced or modified from time to time in accordance with the terms hereof.

“Future TI/LC Reserve Account” has the meaning set forth in Section 4.09 hereof.

“Future TI/LC Reserve Account Initial Deposit Date” means the first (1st) Payment Date occurring after the date that the tenant under the First Commercial Lease is in actual, physical occupancy of the premises demised thereunder and is paying full, unabated rent in accordance with such First Commercial Lease.

“Future TI/LC Reserve Funds” has the meaning set forth in Section 4.09 hereof.

“Future Vacant Commercial Unit” means any Commercial Unit that (i) was previously demised by Borrower during the term of the Loan pursuant to a Lease in accordance with Section 6.12 hereof and (ii) has subsequently become vacant.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” means any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Governmental Plan” means a “governmental plan” as defined in Section 3(32) of ERISA.

“Guarantor” means Clipper Realty Inc., a Maryland corporation.

“Guaranty” means that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” means but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to Mold, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Improvements” has the meaning set forth in Article I of the Security Instrument.

“Inclusionary Units” means “Affordable Housing Units” as those terms are defined in each of the Regulatory Agreement.

“Indemnified Parties” means Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties, as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Index” means (a) while Term SOFR is the index upon which the Interest Rate is determined, Term SOFR, and (b) while Term SOFR is not the index upon which the Interest Rate is determined, the Alternative Rate Index.

“Initial Earn-Out Additional Advance” has the meaning set forth in the Mezzanine Loan Agreement.

“Insolvency Opinion” means that certain substantive bankruptcy non-consolidation opinion letter delivered to Lender by The Danneman Firm, LLC in connection with the closing of the Loan and approved by Lender or the Rating Agencies, as the case may be, and any update or replacement thereof delivered pursuant to the terms of this Agreement.

“Insurance Premiums” has the meaning set forth on Schedule 4 hereof.

“Insurance Proceeds” has the meaning set forth in Section 9.04(b) hereof.

“Insurance Reserve Account” has the meaning set forth in Section 4.02 hereof.

“Interest Period” means, with respect to any Payment Date, the period commencing on and including the fifteenth (15th) day of the immediately preceding calendar month and ending on and including the fourteenth (14th) day of the calendar month in which such Payment Date occurs.

“Interest Rate” means, for any Interest Period, the sum of (a) the Spread, plus (b) the Term SOFR Interest Rate for such Interest Period; provided, however, that during any period in which an Alternative Rate Condition exists, “Interest Rate” shall mean, for any Interest Period, the Alternative Rate for such Interest Period.

“Interest Rate Cap Agreement” has the meaning set forth in Section 6.24(a) hereof.

“Investor” has the meaning set forth in Section 11.01 hereof.

“Key Principal” shall mean David Bistricer, an individual.

“Labor and Materials Charge” has the meaning set forth in Section 6.18 hereof.

“LCs” has the meaning set forth in the definition of “Approved Leasing Expenditures”.

“Leases” has the meaning set forth in Article I of the Security Instrument.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” has the meaning set forth in Section 11.02 hereof.

“Licenses” has the meaning set forth in Section 5.01-19 hereof.

“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

“Loan Amount” means $115,000,000.00.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Guaranty, the Completion Guaranty, the Restricted Account Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the foregoing may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Loan-To-Value Ratio” means a percentage calculated by multiplying (a) a fraction, the numerator of which is the Loan Amount, plus the Mezzanine Loan Amount, and the denominator of which is the value of the Property based on a current Appraisal thereof, by (b) one hundred (100).

“Long Term Radon Tests” has the meaning set forth in Section 6.36 hereof.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense).

“Major Lease” means (a) any Lease which together with all other Leases to the same tenant and to all Affiliates of such tenant, covers five (5) or more apartment units at the Property, in the aggregate, (b) any Lease with an Affiliate of Borrower, (c) any non-residential Lease, and (d) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (a), (b) and/or (c) above.

“Management Agreement” means the management agreement entered into by and between Borrower and Manager, pursuant to which the Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” means Clipper Realty L.P., a Delaware limited partnership, or such other entity selected as the manager of the Property in accordance with the terms of this Agreement.

“Market-Rate Units” means, collectively, all Units at the Property that are not 421-a Affordable Units.

“Material Agreement” means (i) the ZLDA and (ii) each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases, under which there is an obligation of Borrower to pay more than $200,000 per annum.

“Maturity Date” means (a) the Payment Date occurring in May, 2027 (the “Scheduled Maturity Date”), (b) if the applicable Extension Conditions have been satisfied as of the Scheduled Maturity Date, the Payment Date occurring in May, 2028 (the “First Extended Maturity Date”), (c) if the applicable Extension Conditions have been satisfied as of the First Extended Maturity Date, the Payment Date occurring in May, 2029 (the “Second Extended Maturity Date”), (d) if the applicable Extension Conditions have been satisfied as of the Second Extended Maturity Date, the Payment Date occurring in May, 2030 (the “Third Extended Maturity Date”), or (e) the date on which the Debt has been accelerated as herein provided.

“Maximum Legal Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of any state whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Maximum Shortfall Additional Advance Amount” has the meaning set forth in the Mezzanine Loan Agreement.

“Mezzanine Borrower” means Dean Member LLC, a Delaware limited liability company.

“Mezzanine Debt Service” means, with respect to any particular period of time, interest and principal (if applicable) payments due under the Mezzanine Note for such period.

“Mezzanine Equity Collateral” means the 100% direct and/or indirect equity ownership interest held by Mezzanine Borrower in Borrower, including all of Mezzanine Borrower’s equity ownership interests in any SPC Party.

“Mezzanine Lender” means Lender, together with its successor and/or assigns, in its capacity as mezzanine lender under the Mezzanine Loan.

“Mezzanine Loan” means that certain loan in the original principal balance of $45,000,000.00 made by Mezzanine Lender to Mezzanine Borrower, and evidenced by the Mezzanine Note.

“Mezzanine Loan Amount” means the “Loan Amount” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Agreement” means that certain Mezzanine Multifamily Loan and Security Agreement of even date herewith between Mezzanine Borrower and Mezzanine Lender (as the same exist as of the date hereof and as the same may be amended, restated, replaced, supplemented or otherwise modified).

“Mezzanine Loan Default” means a “Default” under and as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Documents” means the documents, certificates and instruments evidencing, securing or otherwise executed in connection with the Mezzanine Loan (as the same exist as of the date hereof and as the same may be amended, restated, replaced, supplemented or otherwise modified).

“Mezzanine Loan Event of Default” means the occurrence of an “Event of Default” as such term is defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Monthly Payment Amount” shall mean the “Monthly Payment Amount” as such term is defined in the Mezzanine Loan Agreement.

“Mezzanine Note” means that certain Mezzanine Promissory Note of even date herewith in the original principal balance of up to $45,000,000.00 made by Mezzanine Borrower in favor of Mezzanine Lender.

“Mezzanine Transfer” means each of (i) the pledge of the Mezzanine Equity Collateral by Mezzanine Borrower to Mezzanine Lender in connection with the Mezzanine Loan (or similar transfers in connection with any additional mezzanine loan required by Lender pursuant to the Loan Documents or Mezzanine Lender pursuant to the Mezzanine Loan Documents), and (ii) any transfer of the Mezzanine Equity Collateral to Mezzanine Lender or its nominee or designee in connection with the exercise of Mezzanine Lender’s rights and remedies under the Mezzanine Loan Documents, including, without limitation, a foreclosure, or an assignment in lieu thereof, of the Mezzanine Equity Collateral (or similar transfers in connection with a foreclosure or assignment in lieu thereof with respect to any additional mezzanine loan required by Lender pursuant to the Loan Documents or by Mezzanine Lender pursuant to the Mezzanine Loan Documents).

“Minimum Advance Amount” means the lesser of (i) $100,000.00 and (ii) the remaining amount available as an Additional Advance pursuant to the terms of this Agreement.

“Minimum Disbursement Amount” means Ten Thousand and No/100 Dollars ($10,000), or such lesser amount remaining in the applicable Reserve Account.

“Mold” means fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew, and viruses, whether or not such Mold is living.

“Monthly Insurance Deposit” has the meaning set forth in Section 4.02 hereof.

“Monthly Operating Expense Amount” means, collectively, (i) the monthly amount payable for operating expenses as set forth in the Approved Annual Budget not otherwise paid or reserved for in the accounts described in clauses (a), (b), (c), (d) and (e) of Section 8.03 hereof and (ii) any extraordinary expenses which are not set forth in the Approved Annual Budget and are (x) incurred by Borrower in connection with the operation and maintenance of the Property and (y) approved by Lender.

“Monthly Payment Amount” means, as of any Payment Date, a payment equal to the sum of (a) the amount of all interest that accrues on the Outstanding Principal Balance for the Interest Period in which such Payment Date occurs computed at the Interest Rate in effect during the Interest Period in effect as of the day immediately preceding such Payment Date plus (b) for the Payment Date occurring in June, 2028 (assuming the Extension Conditions have been satisfied and the Maturity Date has been extended pursuant to the Loan Documents) and for each Payment Date occurring thereafter, the Principal Payment.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Flow” means the net cash flow for the Property determined by Lender in its reasonable discretion by calculating: EGI less Operating Expenses incurred in connection with the Property during the twelve (12) month period preceding the date of calculation, with adjustments for any anticipated increases in such Operating Expenses (including those projected to occur as a result of higher occupancy) and assuming (y) property management fees equal to the greater of (A) the actual amount paid by Borrower during such prior 12-month period, and (B) the sum of (I) three percent (3.00%) of EGI with respect to the Residential Space plus (II) three percent (3.00%) of EGI (including any reimbursements paid by the commercial tenants) with respect to the Commercial Space, and (z) a normalized adjustment for Capital Expenditures equal to $250 per unit with respect to the Residential Space. In making the calculations described above, applicable line items may be adjusted by Lender in its reasonable discretion to accurately reflect the amounts of any extraordinary non-recurring items in the relevant period and to reflect on a pro rata basis those items over the applicable period. For the avoidance of doubt, any income from any Interest Rate Cap Agreement shall not be included in the calculation of Net Cash Flow.

“Net Proceeds” has the meaning set forth in Section 9.04(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 9.04(h) hereof.

“Note” means that certain Amended, Restated and Consolidated Promissory Note of even date herewith in the original principal amount of $115,000,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“NYC OER” has the meaning set forth in Section 6.14 hereof.

“O&M Program” has the meaning set forth in Section 6.14(c) hereof.

“Obligations” means Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“OFAC” has the meaning set forth in Section 5.01-35 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” means, for any period, the total of all expenditures, computed in accordance with accounting principles reasonably acceptable to Lender, of whatever kind relating to the operation, maintenance and/or management of the Property that are incurred on a regular monthly or other periodic basis (including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, Property taxes and assessments, advertising and marketing expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs, and tenant improvement costs and leasing commissions in an amount equal to $1.00 per square foot of Commercial Space at the Property per year), but excluding Debt Service, tenant improvement costs and leasing commissions (to the extent in excess of the amount set forth above), Capital Expenditures, non-cash charges such as depreciation and amortization, expense items which are paid directly by tenants (other than real estate taxes), contributions to the Reserve Accounts, costs of restoration following a Casualty or Condemnation, any payment or expense for which Borrower was or is to be reimbursed by insurance, and federal, state or local income taxes.

“Other Charges” means all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Outstanding Principal Balance” means, as of any date, the outstanding principal balance of the Loan.

“PACE Loan” means any Property Assessed Clean Energy loan or any similar financing.

“Patriot Act” has the meaning set forth in Section 5.01-35 hereof.

“Payment Date” means the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Performance Earn-Out Additional Advance” h has the meaning set forth in the Mezzanine Loan Agreement

“Permanent CO” has the meaning set forth in Section 6.30 hereof.

“Permitted Encumbrances” means collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent (provided, however, in no event shall any lien or charge securing a PACE Loan be deemed a Permitted Encumbrance), and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion; provided that, none of which items (a) through (d), individually or in the aggregate, materially interferes with the value, current use or operation of the Property or the security intended to be provided by the Security Instrument or with the current ability of the Property to generate cash flow sufficient to service the Loan or Borrower’s ability to pay and perform the Obligations under the Loan Documents when they become due.

“Permitted Equipment Leases” means equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Permitted Prepayment Date” has the meaning set forth in Section 2.05(a) hereof.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” has the meaning set forth in Article I of the Security Instrument.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA, subject to Title I of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of Section 4975 of the Code.

“Plan Assets” means assets of a Plan within the meaning of 29 C.F.R. Section 2510.3-101 or similar law.

“Policies” has the meaning set forth on Schedule 4 hereof.

“Principal Payment” means $158,870.00.

“Prohibited Governmental Transactions” means transactions by or with Borrower that are subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect.

“Prohibited Person” means any Person:

(a)    listed in the Annex to, or otherwise subject to the provisions of, the Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (collectively, the “Executive Order”);

(b)    that is owned or controlled by, or acting for or on behalf of, any Person that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)    with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)    who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)    that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/downloads/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f)    who is an Affiliate of or affiliated with a Person listed above.

“Prohibited Transaction” means any transaction which could cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement, the Security Instrument or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

“Prohibited Transfer” has the meaning set forth in Section 7.01(a) hereof.

“Project” means the Completion of all capital improvements to the Property described in the Project Budget and all done in accordance with the Project Budget and all Applicable Laws.

“Project Budget” means that certain budget of costs and expenses to be incurred with the Completion of the Project by Borrower attached hereto as Exhibit F.

“Project Completion Deadline” has the meaning set forth in Section 6.35 hereof.

“Project Expenditure Reserve Account” has the meaning set forth in Section 4.10 hereof.

“Property” means each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to the Property and Improvements, as more particularly described in Article I of the Security Instrument and referred to therein as the “Property”.

“Provided Information” has the meaning set forth in Section 11.02 hereof.

“Qualified Insurer” has the meaning set forth on Schedule 4 hereof.

“Qualified Manager” means a Person approved by Lender in writing (which such consent may be conditioned upon Lender’s receipt of confirmation from the applicable Rating Agencies that the management of the Property by such Person will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof).

“Radon Requirements Satisfaction Event” has the meaning set forth in Section 6.36 hereof.

“Radon Reserve Account” has the meaning set forth in Section 4.07 hereof.

“Radon Reserve Deposit” has the meaning set forth in Section 4.07 hereof.

“Radon Reserve Deposit Event” means the occurrence of the earlier of (x) Borrower notifying Lender in writing that it has elected to forego Long Term Radon Tests and will install and commence operation of a mitigation system and (y) Long Term Radon Test results indicate an exceedance of the Action Level.

“Rating Agencies” means (a) prior to the final Securitization of the Loan, S&P, Moody’s, Fitch, DBRS Morningstar, and Kroll Bond Ratings (or, in each case, its applicable affiliate, and their respective successors), or any other nationally-recognized statistical rating agency that has been designated by Lender and (b) after the final Securitization of the Loan, shall mean any of the foregoing in clause (a) that have rated and continue to rate any of the Securities (excluding unsolicited ratings).

“Regulatory Agency” means the New York City Department of Housing Preservation and Development, acting through any authorized representative, or any other Governmental Authority or quasi-governmental authority entitled to enforce the provisions of the 421-a Tax Benefits Program and/or the Regulatory Agreement, as applicable.

“Regulatory Agreement” means that certain Mandatory Inclusionary Housing Restrictive Declaration, dated August 10, 2023, by Borrower, and recorded on August 18, 2023 with the City Register’s Office of the City of New York as CRFN 2023000210313, as amended by that certain First Amendment to Mandatory Inclusionary Housing Restrictive Declaration, dated January 30, 2025, by Borrower, and recorded on February 7, 2025 with the City of Register’s Office of y of New York as CRFN 2025000035826, as the same may be amended, restated, supplemented, replaced or modified from time to time in accordance with the terms hereof.

“Regulatory Change” means any change effective after the date of this Agreement in any statute, treaty, rule, regulation, ordinance, executive order or administrative or judicial precedents or authorities (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System of the United States (or any successor)) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including any Lender, of or under any statute, treaty, rule, regulation, ordinance, executive order or administrative or judicial precedents or authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Release” means, with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Remediation” means but shall not be limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials; any actions to prevent, cure or mitigate any Release of any Hazardous Materials; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials or to anything referred to herein.

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any portion thereof.

“Renewal Lease” has the meaning set forth in Section 6.12(a) hereof.

“Rent Regulations” means (i) the Rent Stabilization Law of 1969 (Administrative Code of the City of New York §26-501); (ii) the New York City Rent Stabilization Code (9 NYCRR 2520.1 et. seq.); (iii) the New York City Rent and Rehabilitation Law (Administrative Code of the City of New York Sections §26-401 et. seq.); (iv) the Emergency Tenant Protection Act of 1974 (McKinney’s Unconsolidated §8621 et. seq.); (v) New York City Local Law of 1994 (Local Law 1994, No. 4); (vi) the 1993 Rent Regulation Reform Act (L. 1993, ch. 253); the Rent Regulation Reform Act of 1997 (L. 1997, ch. 116); (vii) New York City Rent and Eviction Regulations (9 NYCRR 2200 et. seq.); (viii) New York Consolidated Laws, Penal Law §241.00 and §241.05, Administrative Code of the City of New York §27-2115 and Housing Maintenance Code§ 27-2004; and (ix) the Housing Stability and Tenant Protection Act of 2019, all as the same may have been or hereafter may be amended from time to time, together with any other applicable laws, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of Governmental Authorities having jurisdiction over the issue or matter in question and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof which, in the case of each of the foregoing, relate to the rental of apartment units.

“Rent Roll” means a statement from Borrower, substantially in the form of the rent roll for the Property delivered to and approved by Lender in connection with the closing of the Loan, detailing the names of all tenants of the Property, the portion of Property occupied by each tenant, the base rent and any other charges payable under each Lease, the term of each Lease, the beginning date and expiration date of each Lease, whether any tenant is in default under its Lease (and detailing the nature of such default) or is not in physical occupancy of its space, a delineation as to whether each Unit at the Property is a Market-Rate Unit and/or a 421-a Affordable Unit, and any other information as is reasonably required by Lender, all certified by a Responsible Officer to be true, correct and complete.

“Rents” has the meaning set forth in Article I of the Security Instrument.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Lender in form and substance, provided, with respect to this subclause (ii), after a Securitization, Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof; (b) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or such other form acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense; and (c) if such replacement manager is an Affiliated Manager, Borrower shall have delivered, or cause to be delivered, to Lender, an updated Insolvency Opinion acceptable to Lender with respect to such Affiliated Manager.

“Required Equity” has the meaning set forth in Section 5.01-41 hereof.

“Reserve Accounts” means the Tax Reserve Account, the Insurance Reserve Account, the Capital Expenditure Reserve Account, the Radon Reserve Account, the Shortfall Reserve Account, the Future TI/LC Reserve Account, the Excess Cash Flow Reserve Account, the Project Expenditure Reserve Account, and any other escrow or reserve account established by the Loan Documents (including, without limitation, the Cash Management Account).

“Reserve Item” means, individually and collectively as the context may require, Approved Capital Expenditures and Approved Leasing Expenditures.

“Reserve Requirement” means, with respect to any Interest Period, the maximum rate of all reserve requirements (including all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect (including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System) on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which Term SOFR or any Alternative Rate Index, as applicable, is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under the said Regulation D, to the extent the same is applicable to any holder of a Note or other interest in the Loan (including participation interests in the Loan). The determination of the Reserve Requirement shall be based on the assumption that Lender funded 100% of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Requirement under said Regulation D during the applicable Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including the imposition of Reserve Requirement, or differing Reserve Requirement, on one or more but not all of the holders of the Loan or any participation therein, such Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirement which shall be used in the computation of the Reserve Requirement. Lender’s computation of same shall be final absent manifest error.

“Residential Space” means, collectively, all two hundred forty (240) Units at the Property, together with any amenity spaces associated therewith.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance or such other authorized representative of such Person.

“Restoration” means the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as (i) are required by the Restrictive Declaration and/or the Regulatory Agreement and/or (ii) may be approved by Lender.

“Restoration Threshold” means an amount equal to two percent (2%) of the Outstanding Principal Balance.

“Restricted Account” means the deposit account established pursuant to the Restricted Account Agreement.

“Restricted Account Agreement” means a deposit account control agreement in form and content reasonably acceptable to Lender by and among Restricted Account Bank, Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Restricted Account Bank” means any Eligible Institution acceptable to Lender that enters into the Restricted Account Agreement, provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s prior written consent.

“Restricted Party” means Borrower, SPC Party, Mezzanine Borrower, Guarantor, Sponsor or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Borrower, SPC Party, Mezzanine Borrower, Guarantor, Sponsor, any Affiliated Manager or any non-member manager.

“Restrictive Declaration” means a restrictive declaration relating to the 421-a Tax Benefits Program in form and substance acceptable to the Regulatory Agency to be entered into with respect to, and recorded against, the Property.

“S&P” means Standard & Poor’s Ratings Services.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, lien, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.

“Scheduled Maturity Date” has the meaning set forth in the definition of “Maturity Date”.

“Second Earn-Out Additional Advance” has the meaning set forth in the Mezzanine Loan Agreement.

“Second Extended Maturity Date” has the meaning set forth in the definition of “Maturity Date”.

“Secondary Market Transaction” has the meaning set forth in Section 11.01 hereof.

“Securities” has the meaning set forth in Section 11.01 hereof.

“Securities Act” has the meaning set forth in Section 11.02 hereof.

“Securitization” has the meaning set forth in Section 11.01 hereof.

“Security Deposits” has the meaning set forth in Section 6.12(d) hereof.

“Security Instrument” means that certain first priority Amended, Restated and Consolidated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in Section 11.03 hereof.

“Servicing Agreement” has the meaning set forth in Section 11.03 hereof.

“Severed Loan Documents” has the meaning set forth in Section 10.02(c) hereof.

“SFHA” has the meaning set forth on Schedule 4 hereof.

“Short Term Radon Test” has the meaning set forth in Section 6.36 hereof.

“Shortfall Additional Advance” has the meaning set forth in the Mezzanine Loan Agreement.

“Shortfall Reserve Account” has the meaning set forth in Section 4.08(a) hereof.

“Shortfall Reserve Account Release Date” means the date on which all of the following conditions have been simultaneously satisfied (as reasonably determined by Lender): (a) the Debt Yield has been equal to or greater than eight percent (8.00%) for two (2) consecutive calendar quarters; (b) the Debt Service Coverage Ratio has been equal to or greater than 1.10:1.00 for two (2) consecutive calendar quarters (provided, however, that for the purposes of such calculation, Lender shall use an assumed interest rate equal to the greater of (x) the Strike Rate plus the Spread and (y) the Interest Rate in effect on the most recent Payment Date); (c) Borrower shall have entered into Leases, in each case in accordance with Section 6.12 hereof, (x) demising, in the aggregate, at least ninety percent (90%) of the Units at the Property, pursuant to which each of the tenants thereunder has accepted possession, and is in occupancy, of all of the space demised under its respective Lease, and (y) which provide, in the aggregate, annualized rental income (net of Concessions and bad debt) equal to or greater than an amount equal to ninety percent (90%) of the gross potential rent of the Residential Space at the Property (as determined by Lender); and (d) Borrower shall have entered into market-rent Leases, in each case in accordance with Section 6.12 hereof, demising, in the aggregate, at least ninety percent (90%) of the Commercial Space at the Property, pursuant to which each of the tenants thereunder (i) has accepted possession, and is in occupancy, of all of the space demised under its respective Lease, (ii) is paying full, unabated rent in accordance with such Lease, and (iii) is not in default beyond any applicable notice and cure period under such Lease.

“Shortfall Reserve Account Replenishment Deposit” has the meaning set forth in Section 4.08(a) hereof.

“SMP” has the meaning set forth in Section 6.14 hereof.

“SPC Party” has the meaning set forth on Schedule 3 hereof, together with its permitted successors and assigns.

“Sponsor” means Clipper Realty L.P., a Delaware limited partnership.

“Spread” means two hundred sixty-five basis points (i.e., 2.65%).

“State” means the state or commonwealth in which the Property or any part thereof is located.

“Strike Rate” means (a) with respect to any Interest Rate Cap Agreement required pursuant to Section 6.24 hereof, (i) while Term SOFR is the index upon which the Interest Rate is determined, six percent (6.0%), or (ii) while Term SOFR is not the index upon which the Interest Rate is determined, the number of basis points established at the time the Alternative Rate is first established with each change in Index that, when added to the Alternative Spread then in effect, would equal the sum of (x) six percent (6.0%), plus (y) the Spread, and (b) with respect to any Interest Rate Cap Agreement required pursuant to the definition of Extension Conditions, the rate determined by Lender such that, if it were then the Index component of the Interest Rate under the Loan, would result in a Debt Service Coverage Ratio of at least 1.00:1.00.

“Survey” means a survey prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax Reserve Account” has the meaning set forth in Section 4.01 hereof.

“Tax Reserve Account Replenishment Deposit” has the meaning set forth in Section 4.01 hereof.

“Taxes” means all real estate and personal property taxes, payments in lieu of taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“TCO” means, individually or collectively (as the context may require), one or more valid temporary certificates of occupancy for all of the Improvements at the Property issued by the appropriate Governmental Authority.

“TCO Condition” means (a) a TCO shall have been issued by the applicable Governmental Authority with respect to all the Improvements at the Property, and (b) Borrower shall have delivered a copy thereof to Lender.

“Term SOFR” means with respect to each Interest Period, the higher of (a) two hundred twenty-five (225) basis points (i.e., 2.25%) and (b) the rate identified as “1 Month CME Term SOFR” by the Term SOFR Administrator on the CME Market Data Platform https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html (or any successor source for the rate currently identified as “1 Month CME Term SOFR” identified as such by the Term SOFR Administrator from time to time) as of 6:00 a.m. (New York City time) on the day that is two (2) Term SOFR Business Days preceding the first day of the applicable Interest Period (rounded upwards, if necessary, to the nearest 1/1,000 of 1%).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited or a successor administrator of the rate currently identified as “1 Month CME Term SOFR” that has been broadly adopted by the commercial real estate finance industry as a successor administrator of the rate currently identified as “1 Month CME Term SOFR” as determined by Lender in good faith.

“Term SOFR Business Day” means any day except for a Saturday, Sunday, a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. governmental securities or a day for and on which the Term SOFR Administrator is not required to publish Term SOFR in accordance with the applicable guidelines, rules or requirements for, or announcements regarding, the publication of Term SOFR as issued and in force by, or with respect to, the Term SOFR Administrator from time to time.

“Term SOFR Interest Rate” means, with respect to each Interest Period, the quotient of (a) Term SOFR applicable to such Interest Period, divided by (b) a percentage equal to 100% minus the Reserve Requirement (if any) applicable to such Interest Period.

“Third Extended Maturity Date” has the meaning set forth in the definition of “Maturity Date”.

“TI/LC Final Advance” has the meaning set forth in the Mezzanine Loan Agreement.

“TIs” has the meaning set forth in the definition of “Approved Leasing Expenditures”.

“Title Insurance Policy” means an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued by a title insurance company satisfactory to Lender with respect to the Property and insuring the Lien of the Security Instrument subject only to Permitted Encumbrances, with endorsements thereto as to such matters as Lender may designate.

“Trigger Event” means a period (A) commencing upon the occurrence of (i) an Event of Default and/or (ii) on or after the Payment Date occurring in May, 2028, the Debt Yield being less than six and three quarters of one percent (6.75%) (tested quarterly); and (B) expiring upon (x) with regard to any Trigger Event commenced in connection with clause (A)(i) above, Lender’s acceptance of the cure (if applicable) of such Event of Default and (y) with regard to any Trigger Event commenced in connection with clause (A)(ii) above, the date that Lender has determined the Debt Yield has been at least six and three quarters of one percent (6.75%) for two (2) consecutive calendar quarters. Notwithstanding the foregoing, a Trigger Event shall not be deemed to expire in the event that a Trigger Event then exists for any other reason.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State.

“UCC Collateral” has the meaning set forth in Section 12.25 hereof.

“Unabated Tax Earn-Out Additional Advance” has the meaning set forth in the Mezzanine Loan Agreement.

“Unabated Tax Reserve Additional Advance” has the meaning set forth in the Mezzanine Loan Agreement.

“Unit” means an individual residential apartment unit at the Property.

“U.S. Obligations” means “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, and (ii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

“USPAP” means the Uniform Standards of Professional Appraisal Practice.

“Violations” has the meaning set forth in Section 6.33 hereof.

“Violations Deadline” has the meaning set forth in Section 6.33 hereof.

“Violations Work” has the meaning set forth in Section 6.33 hereof.

“Yield Maintenance End Date” means January 14, 2026.

“Yield Maintenance Premium” means (a) with respect to any prepayment made prior to the Yield Maintenance End Date, an amount equal to the greater of (i) one percent (1%) of the amount of the Loan Amount, and (ii) the product of (A) the amount of the Loan Amount, multiplied by (B) the product of (x) the quotient of (I) the Interest Rate as of the Payment Date immediately prior to the date on which the applicable Yield Maintenance Premium became due, divided by (II) three hundred sixty (360), multiplied by (y) the number of days remaining from the date of such prepayment through and including the Yield Maintenance End Date, and (b) with respect to any prepayment made on or after the Yield Maintenance End Date, there shall be no required Yield Maintenance Premium.

“ZLDA” shall mean that certain Zoning Lot Development and Easement Agreement dated April 14, 2022 by and between 641 Classon Realty LLC and Dean Owner LLC and recorded in CRFN 2022000187367.

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SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that:

5.01-1

Organization. Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property, its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed. The organizational chart attached as Exhibit A hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

5.01-2

Authority; Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except that certain provisions in such Loan Documents may be further limited or rendered unenforceable by Applicable Law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with Lender’s realization of the principal benefits and/or security provided thereby.

5.01-3

No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the Property or assets of Borrower pursuant to the terms of any agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or the Property or any of Borrower’s other assets, or any license or other approval required to operate the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents have been obtained and is in full force and effect.

5.01-4	Litigation.

(a)    There are no actions, suits or proceedings at law or in equity, arbitrations or governmental investigations by or before any Governmental Authority or other agency now pending, filed or threatened against or affecting Borrower or Guarantor, except as set forth on Schedule 8 attached hereto, which even if adversely determined, would not be reasonably expected to materially and adversely affect (i) title to the Property, (ii) the validity or enforceability of the Security Instrument, (iii) Borrower’s ability to perform under the Loan Documents, (iv) Guarantor’s ability to perform under the Loan Documents to which it is a party, (v) the use, operation or value of the Property, (vi) the principal benefit of the security intended to be provided by the Loan Documents, or (vii) the current ability of the Property to generate cash flow sufficient to (1) service the Loan and/or (2) enable Borrower to pay and perform the Obligations under the Loan Documents when they become due.

(b)    There are no actions, suits or proceedings at law or in equity, arbitrations or governmental investigations by or before any Governmental Authority or other agency now pending, filed or threatened against or affecting Borrower, Guarantor, Sponsor or the Property, which actions, suits or proceedings, arbitrations or governmental investigations, if determined against Borrower, Guarantor, Sponsor or the Property, would reasonably be expected to materially and adversely affect (i) title to the Property, (ii) the validity or enforceability of the Security Instrument, (iii) Borrower’s ability to perform under the Loan Documents, (iv) Guarantor’s or Sponsor’s ability to perform under the Loan Documents to which it is a party, (v) the use, operation or value of the Property, (vi) the principal benefit of the security intended to be provided by the Loan Documents, or (vii) the current ability of the Property to generate cash flow sufficient to (1) service the Loan and/or (2) enable Borrower to pay and perform the Obligations under the Loan Documents when they become due.

5.01-5

Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, Property or assets, operations or condition, financial or otherwise. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.

5.01-6

Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a legal, valid and enforceable perfected first priority lien on the Property, subject only to the Permitted Encumbrances and (b) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including all Leases and Rents), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’ liens, materialmen’s liens or other encumbrances affecting the Property, and no rights exist which under law could give rise to any such claims for payment of work, labor or materials which are or may become a lien prior to, or of equal priority with, the Lien created by the Loan Documents. There are no outstanding options to purchase or rights of first refusal to purchase all or any portion of the Property.

5.01-7

Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay the Obligations as and when required under the Loan Documents.

5.01-8

Solvency. Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against any Borrower Party in the last seven (7) years, and no Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Borrower Party is contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any other Borrower Party.

5.01-9

Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, or would be reasonably likely to materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

5.01-10

Compliance. Borrower and the Property and the occupancy, use and operation thereof comply with all Applicable Laws, including, without limitation, all Environmental Laws, building and zoning ordinances and codes and all covenants and restrictions. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

5.01-11

Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, Guarantor, Sponsor and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, Guarantor, Sponsor and the Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with the Approved Accounting Method (or such other method of accounting reasonably acceptable to Lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a mixed-use multifamily apartment complex with commercial space except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Guarantor or Sponsor from that set forth in said financial statements. Borrower is not party to any type of lockbox agreement or similar cash management arrangement that has not been approved by Lender in writing, and no direct or indirect owner of Borrower is party to any type of lockbox agreement or similar cash management arrangement with respect to Rents or other income from the Property that has not been approved by Lender in writing.

5.01-12

Condemnation. No Condemnation or other similar proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property. No portion of the Property is lying within the bed or any street, avenue, parkway, expressway, park, public place or catch-basin as said street, avenue, parkway, expressway, park, public place or catch-basin is shown on the “present City map” as such term is used in each of the documents recorded at Reel 2320 Page 1453, Reel 615 Page 1800 and Reel 3172 Page 2246.

5.01-13

Utilities and Public Access. The Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Property. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.

5.01-14	Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

5.01-15

Assessments. There are no taxes, pending or proposed special or other governmental assessments for public improvements or other outstanding governmental charges (including, without limitation, water and sewage charges) otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

5.01-16

Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto including, without limitation, any offset, defense, counterclaim or right based on fraud by Lender in connection with the origination of the Loan.

5.01-17	No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

5.01-18

Insurance. Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

5.01-19

Use of Property; Licenses. The Property is intended to be (and will be) used exclusively as a mixed-use multifamily apartment complex with commercial space and other appurtenant and related uses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property by Borrower as a mixed-use multifamily apartment complex with commercial space (collectively, the “Licenses”), have been or will be obtained. Those Licenses that have been obtained are in full force and effect and are not subject to revocation, suspension or forfeiture. The intended use of the Property will be in conformity with the certificate(s) of occupancy to be issued for the Property.

5.01-20

Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 9.01 is in full force and effect.

5.01-21

Physical Condition. The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good repair and condition, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. The Property is free from damage caused by fire or other casualty. All liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Applicable Laws.

5.01-22

Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining Property encroach upon the Property, and no easements or other encumbrances upon the Property (including, without limitation, the emergency egress easement, set forth in that certain Declaration recorded in Liber 1637, Page 305, and dated April 25, 1985 (the “Neighboring Declaration”)) encroach upon any of the Improvements, and the Improvements were constructed in a manner that permits the benefited party under the Neighboring Declaration to enjoy the use and benefit of such easement in accordance with the Neighboring Declaration.

5.01-23

Leases. (a) The Property is not subject to any Leases other than the Leases described in the Rent Roll delivered to and approved by Lender in connection with the closing of the Loan, and no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases described in said Rent Roll, (b) no Rent has been paid more than one (1) month in advance of its due date, (c) Borrower has not received written notice from any tenant under the Leases claiming that Borrower (or any prior landlord) is in default thereunder, (d) said Rent Roll accurately describes all Security Deposits which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and Applicable Law, (e) no tenant under any Lease (or any sublease) is an Affiliate of Borrower, and (f) all non-residential Leases executed on or prior to the date hereof provide that they are subordinate to the Security Instrument and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.

5.01-24

Title and Survey. Borrower’s Title Insurance Policy is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Borrower has not done, by act or omission, anything that would materially impair the coverage under Borrower’s Title Insurance Policy. Borrower’s Title Insurance Policy contains no exclusion for, or affirmatively insures (except if the Property is located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the Survey is the same as the property legally described in the Security Instrument and (b) to the extent that the Property consists of two or more adjoining parcels, such parcels are contiguous. The Survey for the Property delivered to Lender in connection with the closing of the Loan does not fail to reflect any material matter affecting the Property or the title thereto.

5.01-25

Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under Applicable Law currently in effect in connection with the transfer of the Property to Borrower have been paid or will be paid at or prior to the filing or recordation of the Security Instrument or any other Loan Document. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid at or prior to the filing or recordation of the Security Instrument or any other Loan Document.

5.01-26

Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

5.01-27

Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at the Property.

5.01-28

No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any information described in this Section or in any representation or warranty made herein to be materially misleading.

5.01-29

Certain Regulations. (a) Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code. (b) Borrower is not a Plan, none of the assets of Borrower constitutes or will constitute Plan Assets and Borrower is not engaging in any Prohibited Transaction. Borrower is not a Governmental Plan and no transactions by or with Borrower are Prohibited Governmental Transactions. (c) Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money. (d) No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement or the other Loan Documents.

5.01-30

Principal Place of Business; State of Organization; TIN. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the state of Delaware. Borrower’s United States taxpayer identification number is 87-3494024.

5.01-31	Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

5.01-32

Taxes. Borrower has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

5.01-33

Forfeiture. Neither Borrower nor any other Person in occupancy of or involved with the operation or use of the Property has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents.

5.01-34

Environmental Representations and Warranties. Except as disclosed in the written report resulting from the environmental site assessment of the Property delivered to and approved by Lender prior to the Closing Date (the “Environmental Report”): (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the Property or each tenant’s respective business at the Property as set forth in their respective Leases, (B) held by a tenant for sale to the public in its ordinary course of business, or (C) in a manner that does not result in the contamination of the Property or in a material adverse effect on the value, use or operations of the Property, (b) there are no past (during the time of Borrower’s ownership of the Property or, to Borrower’s knowledge, prior to such time), present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require Remediation by a Governmental Authority in, on, under or from the Property; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Materials migrating to the Property; (d) there is no past (during the time of Borrower’s ownership of the Property or, to Borrower’s knowledge, prior to such time) or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with the Property except as described in the Environmental Report; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including, but not limited to, a Governmental Authority) relating to Hazardous Materials in, on, under or from the Property; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of the Property.

5.01-35

OFAC. Each Restricted Party and their respective Affiliates and any Person that to Borrower’s knowledge has an economic interest in any Restricted Party is (i) not a Prohibited Person; (ii) in full compliance with the requirements of the Patriot Act and all other applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” Person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; and (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to as the “Patriot Act”) are incorporated into this Section.

5.01-36	Embargoed Person.

(a)    None of the funds or other assets of any Restricted Party constitute Property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any such Restricted Party (whether directly or indirectly) is prohibited by Applicable Law or the Loan made by the Lender is in violation of Applicable Law (“Embargoed Person”).

(b)    No Embargoed Person has any interest of any nature whatsoever in any Restricted Party, with the result that the investment in any such Restricted Party (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law.

(c)    None of the funds of any Restricted Party have been (or will be) derived from any unlawful activity with the result that the investment in any such Restricted Party (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law.

5.01-37	Third Party Representations. Each of the representations and the warranties made by Guarantor or Sponsor in the other Loan Documents (if any) are true, complete and correct.

5.01-38

Crowdfunding. Except as has been disclosed in writing to and approved in writing by Lender, no direct or indirect ownership (or other economic) interest of 25% or more in the aggregate in Borrower or any SPC Party has been marketed or sold to investors through any form of Crowdfunding.

5.01-39

Insolvency Opinion Assumptions. All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true and correct.

5.01-40	Section 421-a Tax Benefits.

(a)    No Default. Borrower is in compliance with all requirements of the 421-a Tax Benefits Program and all applicable Rent Regulations. Borrower has not received any notice from the Regulatory Agency, from the New York City Department of Buildings or from any other Governmental Authority that Borrower is in default under the 421-a Tax Benefits Program. All approvals necessary under the 421-a Tax Benefits Program for the granting of the lien under the Loan Documents (if any) have been obtained on or prior to the date hereof. The Property has been or shall be constructed in compliance with the 421-a Tax Benefits Program and in a manner sufficient to qualify for the 421-a Tax Benefits. For purposes of the 421-a Tax Benefits, the Property’s Commercial, Community Facility and Accessory Use Space is twelve percent (12%) or less of the Property’s Aggregate Floor Area, as defined by the 421-a Tax Benefits Program.

(b)    Nature of Approvals. Borrower has, as of the Closing Date, timely filed all documentation necessary to qualify for and receive the 421-a Tax Benefits that, in each case, Borrower was required to file before the date hereof and Borrower intends to file all addition documentation necessary to qualify for and receive the 421-a Tax Benefits as and when due in connection therewith. Except for the final approvals required for the Property to obtain the 421-a Tax Benefits, all of which are non-discretionary and subject only to administrative processing by the Regulatory Agency, the Property qualifies for 421-a Tax Benefits. Other than the foregoing approvals, the Property will qualify for the 421-a Tax Benefits and Borrower knows of no reason why the Property would not obtain the 421-a Tax Benefits and no Governmental Authority has communicated to the Borrower that the Property will not obtain the 421-a Tax Benefits.

(c)    421-a Affordable Units. A true, complete and correct schedule showing all of the 421-a Affordable Units is attached hereto as Exhibit D. Seventy-two (72) of the Units at the Property are or will be income restricted housing units pursuant to the Restrictive Declaration (identified herein as the 421-a Affordable Units and inclusive of the Inclusionary Units), of which seventy-one (71) Units will be affordable to households earning up to eighty percent (80%) of the Area Median Income and one (1) Unit will be affordable to households earning up to one hundred thirty percent (130%) of the Area Median Income.

(d)    Tax Opinions. All of the assumptions made in the 421-a Tax Benefits Opinion delivered in connection with the closing of the Loan, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct.

5.01-41

Required Equity. As of the date hereof, Borrower and Guarantor have invested in the Property cash equity consisting of actual land purchase, construction hard costs and soft costs, prior financing costs, and/or other cash equity costs approved by Lender (collectively, the “Required Equity”) in the amount of at least $25,000,000.00.

5.01-42	FRESH Declaration.

(a)    Notwithstanding that the FRESH Declaration is disclosed in the Title Insurance Policy relating to the Property, neither the FRESH Declaration nor any of its covenants, restrictions, obligations or rights (including, without limitation, zoning incentives) are effective as to the Property, any tenants at the Property or to Borrower or any other Person. The FRESH entitlement has never been “utilized” in that (i) the FRESH entitlements have never been incorporated into or shown on construction drawings or materials submitted to the New York Department of Buildings as part of a permit application, (ii) the FRESH entitlements will not be memorialized in a certificate of occupancy issued by the New York Department of Buildings and a FRESH Certification (as described in the FRESH Declaration) has not been granted by the Chairperson (as described in the FRESH Declaration).

(b)    Borrower has not entered into any agreement or other document that transfers, agrees to transfer or purports to transfer or agree to transfer any of the zoning incentives applicable to the Property as a result of the imposition of the FRESH Declaration.

(c)    Borrower has provided Lender with a true, correct, complete and accurate copy of the FRESH Declaration together with any and all amendments, schedules and exhibits thereto.

5.01-43	Project Budget. Attached hereto as Exhibit F are true, complete and accurate copies (including all amendments thereto) of the Project Budget.

5.01-44	Inclusionary Housing Program.

(a)    No Default. Borrower is in compliance with all requirements of the Regulatory Agreement. Borrower has not received any notice from the Regulatory Agency, from the New York City Department of Buildings or from any other Governmental Authority that Borrower is in default under the Regulatory Agreement. All approvals necessary under the Regulatory Agreement for the granting of the lien under the Loan Documents (if any) have been obtained on or prior to the date hereof. The Property (including, without limitation, the Inclusionary Units) has been or shall be constructed in compliance with the Regulatory Agreement.

(b)    Nature of Approvals. Borrower has, as of the Closing Date, timely filed all documentation necessary to qualify for and receive the Completion Notice that, in each case, Borrower was required to file before the date hereof and Borrower intends to file all addition documentation necessary to qualify for and receive the Completion Notice as and when due in connection therewith. Except for the final approvals required for the issuance of the Completion Notice, all of which are non-discretionary and subject only to administrative processing by the Regulatory Agency, the Property qualifies for the Completion Notice. Other than the foregoing approvals, the Property will qualify for the Completion Notice and Borrower knows of no reason why the Property would not obtain the Completion Notice and no Governmental Authority has communicated to the Borrower that the Property will not obtain the Completion Notice.

(c)    Inclusionary Units. A true, complete and correct schedule showing all of the Inclusionary Units is attached hereto as Exhibit G. Seventy-one (71) of the Units at the Property are or will be income restricted housing units pursuant to the Regulatory Agreement (identified herein as the Inclusionary Units), each of which will be affordable to households earning up to eighty percent (80%) of the Area Median Income.

(d)    Completion Deadline. The Completion Deadline expires on August 10, 2026, as may be extended in writing by the Regulatory Agency.

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SCHEDULE 3

SINGLE PURPOSE ENTITY

(a)     Since the date of Borrower’s formation, as of the date hereof and until such time as the Debt shall be paid in full, Borrower has not and shall not:

(i)    engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)    acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(iii)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure (including through division of the Borrower into multiple entities or series, whether pursuant to Section 18-217 of the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. or otherwise);

(iv)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)    own any subsidiary, or make any investment in, any Person;

(vi)    commingle its assets with the assets of any other Person;

(vii)    with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, except for (I) trade payables in the ordinary course of its business of owning and operating the Property, provided that such debt (A) is not evidenced by a note, (B) is paid within sixty (60) days of the date incurred, and (C) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances and (II) Permitted Equipment Leases; provided; however, the aggregate amount of the indebtedness described in (I) and (II) shall not exceed, in the aggregate, two percent (2%) of the Outstanding Principal Balance;

(viii)    fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)    enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)    assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)    make any loans or advances to any Person;

(xiii)    fail to file its own tax returns unless prohibited by Applicable Law from doing so (except that Borrower may file or may include its filing as part of a consolidated federal tax return, to the extent required and/or permitted by Applicable Law, provided that there shall be an appropriate notation indicating the separate existence of Borrower and its assets and liabilities);

(xiv)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person and not as a division or part of any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so after the payment of all operating expenses and Debt Service; provided that nothing in this clause (xv) shall require any equity owner to make additional capital contributions to Borrower);

(xvi)    without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPC Party level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors’ Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii)    fail to remain solvent, to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the Property to do so);

(xix)    acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable, or identify its partners, members or shareholders or other affiliates, as applicable, as a division or part of it; or

(xx)    violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Insolvency Opinion.

(b)    If Borrower is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner or managing member (each, a “SPC Party”) shall be an Acceptable LLC (I) whose sole asset is its interest in Borrower, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower. Each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Schedule 3 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of organization and operating agreement are substantially similar to those of such SPC Party and deliver a new Insolvency Opinion to Lender with respect to the new SPC Party and its equity owners. For the avoidance of doubt, for so long as Borrower is an Acceptable LLC, no managing member of Borrower shall be considered an “SPC Party,” no “SPC Party” shall be required hereunder, and the term “SPC Party” shall not refer to any Person. For the further avoidance of doubt, neither Borrower nor any SPC Party shall be a corporation.

(c)    In the event Borrower or SPC Party is an Acceptable LLC, the limited liability company agreement of Borrower or SPC Party (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or SPC Party (as applicable) (“Member”) to cease to be the member of Borrower or SPC Party (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or SPC Party (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or SPC Party (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as the designated special member of Borrower or SPC Party (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or SPC Party (as applicable) automatically be admitted to Borrower or SPC Party (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or SPC Party (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or SPC Party (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or SPC Party (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of Borrower or SPC Party (as applicable) in accordance with subsections (e) and (f) below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or SPC Party (as applicable) upon the admission to Borrower or SPC Party (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or SPC Party (as applicable) that has no interest in the profits, losses and capital of Borrower or SPC Party (as applicable) and has no right to receive any distributions of the assets of Borrower or SPC Party (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the state of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or SPC Party (as applicable) and shall not receive a limited liability company interest in Borrower or SPC Party (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or SPC Party (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or SPC Party (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or SPC Party (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or SPC Party (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or SPC Party (as applicable) as Special Member, Special Member shall not be a member of Borrower or SPC Party (as applicable), but Special Member may serve as an Independent Director of Borrower or SPC Party (as applicable).

(d)    The LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or SPC Party (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or SPC Party (as applicable) agree in writing (A) to continue Borrower or SPC Party (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or SPC Party (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or SPC Party (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors’ Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or SPC Party (as applicable) and upon the occurrence of such an event, the business of Borrower or SPC Party (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or SPC Party (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors’ Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or SPC Party (as applicable).

(e)    The organizational documents of Borrower (to the extent Borrower is an Acceptable LLC) or SPC Party, as applicable, shall provide that at all times there shall be at least one (1) duly appointed member of its board of directors or managers, as applicable that is an Independent Director.

(f)    The organizational documents of Borrower or SPC Party (as applicable) shall further provide that (I) the board of directors or managers of Borrower or SPC Party, as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of Borrower or SPC Party, as applicable, requires the unanimous vote of (1) the board of directors or managers of Borrower or SPC Party, as applicable, or (2) the Constituent Members, unless at the time of such action there shall be at least one (1) Independent Director engaged as provided by the terms hereof; (II) no Independent Director may be removed or replaced except for Cause; (III) any resignation, removal or replacement of any Independent Director shall not be effective without two (2) Business Days’ prior written notice to Lender accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (IV) to the fullest extent permitted by Applicable Law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of the Constituent Members and Borrower and any SPC Party (including Borrower’s and any SPC Party’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and SPC Party’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and any SPC Party (including Borrower’s and any SPC Party’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or SPC Party (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Borrower and SPC Party and (z) the interests of any group of affiliates of which the Constituent Members, Borrower or SPC Party is a part); (V) other than as provided in subsection (IV) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or SPC Party or any other Person; (VI) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under Applicable Law; (VII) to the fullest extent permitted by Applicable Law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, SPC Party, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; and (VIII) except as provided in the foregoing subsections (IV) through (VII), the Independent Director shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the state of Delaware.

(g)    Notwithstanding the foregoing, no Independent Director of Borrower or any SPC Party may also serve as an independent director of Mezzanine Borrower or any special purpose component entity of Mezzanine Borrower.

(h)    Borrower hereby represents that, (x) from the date of its formation to the date of this Agreement, Borrower and (y) from the date of its formation to the date of this Agreement, SPC Party:

(i)    is and always has been duly formed, validly existing, and is in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(ii)    has not had and does not have any judgments or liens of any nature against it except for tax liens not yet due other than as set forth on Schedule 8 attached hereto;

(iii)    has been and is in compliance with all Applicable Laws and has received all permits necessary for it to operate its contemplated business (except that Borrower was at one point prior to the date hereof not in good standing due to failure to make administrative filings);

(iv)    is not involved in any dispute with any taxing authority;

(v)    has paid all Taxes and Other Charges which it owes;

(vi)    has never owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property (or, in the case of SPC Party, its ownership interest in Borrower);

(vii)    is not now, nor has ever been, party to any lawsuit, arbitration, summons or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full other than as set forth on Schedule 8 attached hereto;

(viii)    has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition;

(ix)    is not a “Division company” (as such term is defined in Section 18-217 of the limited liability company act of the state of Delaware);

(x)    has no material contingent or actual obligations not related to the Property; and

(xi)    with respect to any mortgage loan that encumbered the Property prior to disbursement of the Loan (each, a “Prior Loan” and any Lender under such Prior Loan, a “Prior Lender”), (i) the Prior Loan has been defeased or satisfied in full on or before the date hereof, (ii) neither Borrower, SPC Party nor Guarantor have any remaining liabilities or obligations in connection with the Prior Loan (other than environmental and other limited and customary indemnity obligations), and (iii) Prior Lender has released all collateral and security for the Prior Loan as of the date hereof.

(i)    Any Borrower or SPC Party that is a limited liability company formed in the State of Delaware shall not have the power to divide pursuant to Section 18-217 of the Act and the organizational documents of any such Borrower and SPC Party shall provide an express acknowledgment that it does not have the power to divide pursuant to Section 18-217 of the limited liability company act of the state of Delaware.

(j)     Definitions. All capitalized terms not defined in this Schedule 3 shall have the respective meanings set forth elsewhere in this Agreement.

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (a) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (b) otherwise meets the Rating Agency criteria then applicable to such entities.

“Cause” shall mean (i) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any legal requirements, (iii) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (iv) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”, or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Independent Director” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower or SPC Party), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or any Guarantor or any Affiliate of Borrower or any Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or any Guarantor, equity owners of Borrower or any Guarantor or any Affiliate of Borrower or any Guarantor; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Borrower, equity owners of Borrower or any Guarantor or any Affiliate of Borrower or any Guarantor; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Borrower, equity owners of Borrower or any Guarantor or any Affiliate of Borrower or any Guarantor and (b) (i) shall be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider and (ii) shall have had at least three (3) years prior experience as an independent director to a company or a corporation in the business of owning and operating commercial properties similar in type and quality to the Property (a “Professional Independent Director”) and is an employee of such a company or companies at all times during his or her service as an Independent Director. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with Borrower or SPC Party (provided such Affiliate does not or did not own a direct or indirect equity interest in Borrower or SPC Party) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

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SCHEDULE 4

INSURANCE REQUIREMENTS

(a)	Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)

insurance with respect to the Improvements and, if applicable, the Personal Property insuring against any peril now or hereafter included within the “Special” or “All Risks” Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings, waiving depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000, excluding windstorm (including named storm) and earthquake insurance which may have a deductible not to exceed 5% of the total insurable value of the Property; (D) at all times insuring against at least those hazards that are commonly insured against under a “Special” or “All Risks” Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) if any of the Improvements constitute legal non-conforming structures or uses, providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)

commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including liquor liability coverage if the Borrower and/or its agents sells or distributes alcoholic beverages from the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000, applying per location when covering more than one location, and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts, including the indemnities contained in any of the Loan Documents, to the extent the same is available;

(iii)

loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsections (a)(i), (iv), (vi) through (viii) and (j); (C) in an amount equal to 100% of the projected gross income from the Property on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the Property is completed, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the Property and (y) the highest gross income received during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All Insurance Proceeds payable to Lender pursuant to this Subsection (a)(iii) (the “Rent Loss Proceeds”) shall be held by Lender and shall be applied to the Obligations secured hereunder from time to time due and payable under the Note and this Agreement; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof or otherwise, Lender or Servicer shall hold such Rent Loss Proceeds in an Eligible Account (which account shall be deemed to be included within the definition of “Reserve Accounts”) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account;

(iv)

at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the current property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (B) the insurance provided for in Subsection (a)(i) above which shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsections (a)(i), (iii), (vi) through (viii) and (j), as applicable, (3) including permission to occupy the Property, and (4) written on a no coinsurance form or containing an agreed amount endorsement waiving co-insurance provisions;

(v)

workers’ compensation, subject to the statutory limits of the State in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)

equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under  (a)(i) above or in such other amount as shall be reasonably required by Lender (if applicable to the Property);

(vii)

if any portion of the Improvements or Personal Property is at any time located in an area identified in the Federal Register by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards (“SFHA”) pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance for all such improvements and/or Personal Property located in the SFHA in an amount equal to (A) the maximum limit of building and/or contents coverage available under the Flood Insurance Acts plus (B) additional limits in an amount equal to the “Full Replacement Cost” or such other amount agreed to by Lender; provided that, the insurance provided pursuant to this clause (vii) shall otherwise be on terms consistent with the “All Risk” insurance policy required under Subsection (a)(i) above;

(viii)

earthquake insurance, if required, in amounts equal to one and one-half times (1.5x) the probable maximum loss or scenario expected loss of the Property plus loss of rents and/or business interruption as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this clause (viii) shall be on terms consistent with the “All Risk” insurance policy required under Subsection (a)(i) above;

(ix)

umbrella liability insurance in an amount not less than $25,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under Subsection (a)(ii) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(x)	insurance against employee dishonesty in amounts acceptable to Lender (if applicable to the Property and Borrower);

(xi)

auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable);

(xii)	such insurance as may be required pursuant to the terms of the Restrictive Declaration and/or the Regulatory Agreement; and

(xiii)

such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)

All insurance provided for in Subsection (a) above shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State in which the Property is located and approved by Lender. The insurance companies must have a financial strength rating of “A-” or better and a financial size category of “VIII” or better by A.M. Best Company, Inc., or a rating of “A-” (or its equivalent) or better by S&P (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection (a) above, Borrower shall deliver carrier-issued binders and certificates of the renewal Policies, and thereafter, complete copies of the Policies when issued. Upon renewal of the Policies, Borrower shall deliver evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c)

Except to the extent required pursuant to Subsection (a) above, Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection (a) above to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Subsection (a) above. Any umbrella or blanket Policy remains subject to review and approval by Lender based on the schedule of locations and values. Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Schedule 4.

(d)

All Policies of insurance provided for or contemplated by Subsection (a) above shall name Borrower as a named insured and, in the case of liability policies, except for the Policies referenced in Subsections (a)(v) and (a)(xi) above, shall name Lender as additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, earthquake and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)	All Policies of insurance provided for in Subsection (a) above shall provide that:

(i)

with respect to the Policies (other than those Policies limited to liability protection), (1) no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by Borrower, or anyone acting for Borrower, or by any tenant under any Lease or other occupant, (B) occupancy or use of the Property for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(ii)

with respect to the Policies limited to liability protection, such Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (ii), Borrower shall be obligated to provide such notices;

(iii)

with respect to all Policies, such Policies shall not be materially changed without thirty (30) days’ written notice to Lender; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (iii), Borrower shall be obligated to provide such notice;

(iv)

with respect to all Policies, (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and

(v)	Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

Additionally, Borrower further covenants and agrees to promptly send to Lender any notices of non-renewal or cancellation it receives from the insurer with respect to the Policies required pursuant to this Schedule 4.

(f)

Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g)

If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses including, without limitation, reasonable attorneys’ fees, incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h)

In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(i)

As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Schedule 4, Borrower will not be in default under this Schedule 4 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), (1) Borrower shall have received Lender’s prior written consent thereto and (2) if required by Lender, Borrower shall deliver to Lender written confirmation from the Rating Agencies that any such Non-Conforming Policy shall not result in a downgrade, withdrawal or qualification of the ratings then assigned to the Securities.

(j)

The property, insurance required under Subsection (a)(i), (ii), (iii), (iv) and (ix) in this Schedule 4 shall not exclude Terrorism Coverage (defined below). Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles and carrier ratings). As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.”

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SCHEDULE 5

REQUIRED REPORTS

Monthly Reporting. Prior to stabilization of the Property after Completion, Borrower will furnish to Lender each of the following within 30 days after the end of each calendar month:

1.	A Rent Roll for such month.

2.	A rent delinquency report.

3.	A statement of income and expenses for such month, including net rental collections and showing total rent billed/collected.

4.	A monthly management report updating the status of the leasing and stabilization plan, including an update on marketing and concession strategies.

5.	A monthly report updating the status of obtaining (i) the Permanent CO, (ii) the Completion Notice and (iii) the 421-a Tax Benefits.

Each certified by a Responsible Officer of Borrower in the form required by Lender.

Quarterly Reporting. Borrower will furnish to Lender each of the following within 30 days after the end of each calendar quarter:

1.

A statement of income and expenses for the 12 month period ending on the last day of such quarter (provided that during the first 12 month period commencing on the date hereof, such statement shall be for the period commencing on the date hereof, and ending on the last day of such quarter).

2.	A Rent Roll for such quarter.

3.	If requested by Lender, a market survey with updated details about competitive properties and market conditions, to be provided quarterly (or more frequently if requested by Lender).

4.	Leasing activity/traffic reports (with updated projections, if applicable).

5.	If requested by Lender, a balance sheet showing all assets and liabilities of Borrower as of the end of such quarter.

Each certified by a Responsible Officer of Borrower in the form required by Lender.

Annual Reporting. Borrower will furnish to Lender each of the following within 45 days after the end of each fiscal year of Borrower:

1.	An annual statement of income and expenses for Borrower for that fiscal year.

2.	A balance sheet showing all assets and liabilities of Borrower as of the end of that fiscal year.

3.	An annual budget meeting the requirements set forth in Section 6.09(b).

4.	If requested by Lender:

a.

An accounting of all security deposits held pursuant to all Leases, including the name of the institution (if any) and the names and identification numbers of the accounts (if any) in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts.

b.	Copies of all tax returns filed by or on behalf of Borrower (to be delivered within 30 days after the date of filing).

c.	A variance report showing actual income and expenses (on a category basis) relative to the amounts set forth in the applicable Approved Annual Budget.

Each certified by a Responsible Officer of Borrower in the form reasonably acceptable to Lender Lender.

Additionally, in the event that Borrower consists of more than one Person, each annual statement of income and expenses and each balance sheet required hereunder shall be provided to Lender in the form of a combined annual statement of income and expenses and a combined balance sheet (respectively) of all such Persons party hereto as the Borrower hereunder (and no other Persons).

Other Reporting. Borrower will furnish to Lender each of the following:

1.

If a new Independent Director has been appointed since the last time such information was delivered to Lender, Borrower will provide Lender with the name and contact information of each Independent Director, within 30 days of the date of appointment.

2.	Such additional information with respect to the Property, Borrower, Sponsor and Guarantor as may be reasonably requested by Lender, to be delivered within 30 days after such request.

Each certified by a Responsible Officer of Borrower in the form required by Lender.

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SCHEDULE 6

COMMERCIAL UNITS AND ALLOCATED TI/LC RELEASE AMOUNTS

Ground Floor

Cellar

SCHEDULE 7

VIOLATIONS

NONE

SCHEDULE 8

LITIGATION DISCLOSURES

1.	Information disclosed in the limited background searches report dated March 27, 2025 prepared by DISA Global Solutions and certified to Lender and identified as DISA File No. 906150.

EXHIBIT A

ORGANIZATIONAL CHART

(Attached)

A-1

EXHIBIT B

INTENTIONALLY OMITTED

B-1

EXHIBIT C

FORM OF DISBURSEMENT CERTIFICATE

C-1

EXHIBIT D

SCHEDULE OF 421-A AFFORDABLE UNITS

D-1

D-2

EXHIBIT E

INTENTIONALLY OMITTED

E-1

EXHIBIT F

PROJECT BUDGET

F-1

EXHIBIT G

INCLUSIONARY UNITS

G-1

G-2